SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Commission File No. 333-68137

                           AMENDMENT NO. 2 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 TechLite, Inc.
             (Exact name of registrant as specified in its charter)

           Oklahoma                     23531                       73-1522114
        --------------        ----------------------------         -------------
           (state of          (Primary Standard Industrial         (IRS Employer
        incorporation)         Classification Code Number)         I.D. Number)


                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                                  405-840-1585
         --------------------------------------------------------------
                  (Address and telephone number of registrant's
                          principal executive offices)

                                 Albert L. Welsh
                      4334 Northwest Expressway, Suite 202
                                  405-840-1585
         --------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas J. Kenan, Esq.                    J. D. Arvidson
Suite 3300                               Suite 101
100 North Broadway                       6106 East 32nd Place
Oklahoma City, OK 73102-8805             Tulsa, OK 74135


     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                                 Calculation of Registration Fee
============================================================================================================
         Title of                                 Proposed           Proposed
        each class                                 maximum            maximum
       of securities           Amount             offering           aggregate           Amount of
           to be                to be               price            offering          registration
        registered           registered           per unit             price                fee
------------------------------------------------------------------------------------------------------------
       Common Stock           2,209,903            $0.001             $2,210             $0.21(1)
------------------------------------------------------------------------------------------------------------
       Common Stock           1,500,000            $0.001             $1,500             $0.14(2)
                                                                                         -----
                           (for the shelf)                                               $0.35
============================================================================================================

(1) These 2,209,903 shares are to be offered in exchange for all the issued and outstanding shares of capital stock of TechLite Applied Sciences, Inc. in a proposed merger. TechLite Applied Sciences, Inc. has an accumulated capital deficit. The registration fee is based upon one- third of the par value (2,209,903 shares times $0.001 par value divided by one-third) of the securities to be received in the merger transaction. Regulation 230.457(f)(2).

(2) These 1,500,000 shares are being registered pursuant to the provisions of Regulation 230.415(a)(viii) and are to be available to be issued in connection with business combinations. The registration fee is based upon the maximum offering price of all the securities listed in the above table.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                      PROSPECTUS-PROXY STATEMENT


                                 TECHLITE, INC.








2,209,903 Shares of Common Stock                1,500,000 Shares of Common Stock

We offer these shares of common stock           We are  reserving  these  shares
only to the stockholders of TechLite            of   common   stock  for  other,
Applied Sciences, Inc. We propose that          future, possible acquisitions or
your company merge into our company.            other   types    of     business
                                                combinations.  We have  none  in
                                                mind at this time.






                               -------------------


Our common stock does not trade on any national securities exchange, the Nasdaq Stock Market, or any stock market. Should you approve the merger of your company into our company, we believe our common stock will then soon trade on the OTC Bulletin Board. We will propose a trading symbol of "TCLT," but we do not know now what the symbol will be.


                              --------------------





Your  approval of the merger with our           Neither   the   Securities   and
company is equivalent to a purchase of          Exchange   Commission   nor  any
our securities.  This involves a high           state securities commission  has
degree of risk. See "Risk Factors,"             approved  or  disapproved  these
beginning on page 2.                            securities or determined if this
                                                prospectus-proxy   statement  is
                                                truthful   or   complete.    Any
                                                representation to the contrary
                                                is a criminal offense.








                                 TechLite, Inc.
                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                             Telephone 405-840-1585

                                 June ____, 1999

     This  Prospectus-Proxy   Statement   incorporates  important  business  and
financial information about the Company (TechLite, Inc.) and TechLite Applied Sciences that is not included in or delivered with this document. This information is available without charge to stockholders upon written or oral request made to:



The Company                                      TechLite Applied Sciences

Albert L. Welsh, President                       J.D. Arvidson, Chief Executive
TechLite, Inc.                                   Officer
Suite 202                                        TechLite Applied Sciences, Inc.
4334 Northwest Expressway                        Suite 101
Oklahoma City, OK  73116                         6106 East 32nd Place
Telephone:  405-840-1585                         Tulsa, OK 74135
                                                 Telephone:  918-664-1441



     To obtain timely delivery of requested information, you must request the information no later than ___________________, 1999, which is five business days before the date of the special stockholders' meeting called to consider the merger proposal described herein.


                                TABLE OF CONTENTS

                                                                           Page

Summary of Proposed Transaction............................................   1

Risk Factors                        .......................................   2
          1.      Dilution          .......................................   2
          2.      Impact of Your Operations at a Loss......................   2
          3.      No Assurance of a Public Market and Likelihood
                  of a Limited Volatile Market.............................   2
          4.      Penny Stock Regulations .................................   2
          5.      Need for Additional Funding .............................   2
          6.      Continued Reliance on Key Personnel......................   2
          7.      Management Control.......................................   3
          8.      Tax Consequences.........................................   3
          9.      Dividends Not Likely.....................................   3
         10.      Possible Future Dilution ................................   3
         11.      Restrictions on Net Operating Loss Carryforwards ........   3
         12.      Dependence on Major Suppliers ...........................   3

The Three Companies                 .......................................   4
         TechLite, Inc.             ..........................                4
         TechLite Applied Sciences, Inc....................................   4
         SuperCorp Inc.             .......................................   4

Terms of the Transaction...................................................   5
         Terms of the Merger...............................................   5
         Reasons for the Merger and Spinoff................................   6
         Accounting Treatment of Proposed Merger...........................   6
         Dissenters' Rights of Appraisal...................................   6

         Differences Between Rights of Stockholders of the Company
                  and of TechLite Applied Sciences.........................   7
         Expenses of the Spinoff and Merger ...............................   7
         Shelf Shares .....................................................   7
         Description of Securities.........................................   7
                  Common Stock.............................................   7
                           Voting Rights...................................   7
                           Dividend Rights.................................   7
                           Liquidation Rights..............................   7
                           Preemptive Rights...............................   8
                           Registrar and Transfer Agent....................   8
                           Dissenters' Rights..............................   8
                  Preferred Stock..........................................   8
         Federal Income Tax Consequences...................................   8
                  The Merger...............................................   8
                           Stockholders of TechLite Applied Sciences.......   8
         Pro Forma Financial Information and Dilution......................   9
         Material Contacts Among the Companies.............................  11

Earlier SuperCorp Spinoff-Merger Transactions .............................  12

Penny Stock Regulations ...................................................  14

Information About the Company..............................................  15
         Description of Business and Properties ...........................  15
         Course of Business Should the Merger Not Occur....................  16
         Legal Proceedings.................................................  16
         Market for the Company's Common Stock and Related
                  Stockholder Matters......................................  16
         Rule 144 and Rule 145 Restrictions on Trading.....................  17
                  Dividends         .......................................  18
         Registration Statement ...........................................  18
         Reports to Stockholders ..........................................  18
         Stock Certificates ...............................................  18
         Financial Statements..............................................  19

Information About TechLite Applied Sciences................................  19
         Overview .........................................................  19
         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations......................  19
                  Results of Operations....................................  19
                  Sales             .......................................  20
                           Interim Results ................................  20
                  Gross Margin.............................................  20
                           Interim Results ................................  20
                  Selling, General and Administrative Expenses.............  20
                           Interim Results ................................  20
                  Net Income Before Taxes..................................  21
                           Interim Results ................................  21
                  Balance Sheet Items......................................  21
                           Interim Results ................................  22
                  Liquidity and Capital Resources .........................  22
                           Interim Results ................................  22
                  Outlook           .......................................  22
         Description of TechLite Applied Sciences' Business ...............  23

         The Light Fixture Retrofitting Industry ..........................  23
         The Market .......................................................  23
         Environmental Considerations .....................................  24
         Saving Money .....................................................  24
         Other Benefits ...................................................  26
         Current Trends ...................................................  26
         Sales Methods ....................................................  27
         Production Costs .................................................  28
         Competition ......................................................  28
         Government Approval of Principal Products ........................  29
         Government Regulations ...........................................  29
         Properties .......................................................  29
         Office Facilities ................................................  29
         Dependence on Major Customers and Suppliers ......................  29
         Seasonality ......................................................  30
         Research and Development .........................................  30
         Environmental Controls ...........................................  30
         Year 2000 Computer Problem .......................................  30
         Number of Employees ..............................................  30
         Venue of Sales ...................................................  30
         Patents, Copyrights and Intellectual Property ....................  30
         Legal Proceedings ................................................  31
         Market for TechLite Applied Sciences' Capital Stock and
                  Related Stockholder Matters .............................  31
         Financial Statements..............................................  31

Voting and Management Information..........................................  32
         Date, Time and Place Information .................................  32
                  The Company..............................................  32
                  TechLite Applied Sciences................................  32
                  Voting Procedure.........................................  32
         Revocability of Proxy.............................................  32
         Dissenters' Rights of Appraisal...................................  32
         Persons Making the Solicitation...................................  33
         Voting Securities and Principal Holders Thereof...................  33
         Security Ownership of Certain Beneficial Owners and
                  Management...............................................  34
         Directors, Executive Officers and Significant Employees...........  36
                  TechLite Applied Sciences................................  36
                  Our Company..............................................  37
         Remuneration of Directors and Officers............................  38
                  Our Company..............................................  38
                  TechLite Applied Sciences................................  38
                  Employment Contracts ....................................  39
                  Stock Options............................................  39
         Certain Relationships and Related Transactions....................  39
                  Company's Transactions with Insiders and Promoters.......  39
                  TechLite Applied Sciences' Transactions with
                           Management .....................................  39

Interests of Named Experts and Counsel ....................................  39

Indemnification ...........................................................  40

Financial Statements Index ................................................  41

Appendix A - Agreement of Merger........................................... A-1

                         SUMMARY OF PROPOSED TRANSACTION

     We organized our company, TechLite, Inc., for the specific purpose of merging with your company, TechLite Applied Sciences, Inc. The merger will occur only if the holders of a majority of the capital stock of your company approve it. A vote to approve or reject the merger will be taken soon at a special stockholders' meeting of your company.

     We have no business or substantial assets. Your company does. Yet, we do have something to offer you. By the time you vote on this proposed merger with us, we will have increased the number of our stockholders from only three in one state to more than 600 in 35 states. We offer you this increased stockholder base. We believe this will benefit you and us as follows:

     o The common stock of our combined company will soon trade in the stock market.

     o You can sell your shares of stock in the stock market, if you wish, or buy more.

     o Our combined company can try to buy other companies with our tradeable stock rather than with money.

     o Our combined, public company should be better able to raise new capital through the sale of stock than your company now can.

     Your company, TechLite Applied Sciences, retrofits lighting fixtures in buildings in such a way as to significantly reduce electricity consumption. We will not change this business. Should you approve the merger, your officers and directors will run our combined company.

     Should you approve the merger, each of you will receive one share of our common stock for each share of common stock you now own of TechLite Applied Sciences. This amounts to 2,209,903 shares of our stock. Your shares would represent 90 percent of the outstanding stock after the merger. In effect, we propose that you give us ten percent of the equity of your company for the possibility, but not the certainty, that we will together get the benefits outlined above.

     Our address and telephone number is on the cover page of this Prospectus. The addresses and telephone numbers of SuperCorp and TechLite Applied Sciences are as follows:

     SuperCorp Inc.                             TechLite Applied Sciences, Inc.
     Suite 202                                  Suite 101
     4334 Northwest Expressway                  6106 East 32nd Place
     Oklahoma City, OK 73116                    Tulsa, OK 74135
     Telephone:  405-840-1585                   Telephone:  918-664-1441

     In our opinion, there are no adverse federal income tax consequences to you should you vote to approve the merger with us.

                                  RISK FACTORS

     You, the stockholders of TechLite Applied Sciences, soon will be asked to vote on the proposed merger. You are making an investment decision that involves a high degree of risk. You should carefully consider the following risk factors as well as the terms of the merger in determining whether to approve the merger:

     1.  Dilution.
         --------
     Your approval of the merger will cause you to suffer a ten percent dilution in your percentage ownership and book value of your company. This dilution will be solely for obtaining the possibility, but not the certainty, of obtaining the benefits outlined above in "Summary of Proposed Transaction."

     2.  Impact of your Operations at a Loss.
         -----------------------------------
     TechLite Applied Sciences has operated at a loss for all but one of its six years of existence. Its accumulated deficit at the end of its 1999 fiscal year (January 31, 1999) was $1,347,066. It operated at a loss (unaudited) of approximately $128,846 the first three months of its fiscal year that will end January 31, 2000. There is no assurance that profitable operations can be obtained or maintained. Should you approve the merger and our combined company continues to operate at a loss, the perceived benefits of the stock market may also be largely lost.

     3. No Assurance of a Public Market and  Likelihood  of a Limited,  Volatile
        ------------------------------------------------------------------------
Market.
------
     If you approve the merger, you will exchange your present stock for shares of stock in our company. However, there is presently no public market for the stock of our company. We cannot assure you that a public market will develop after the occurrence of the merger. It is likely that any market that develops for the stock will be volatile and that trading in the stock will be limited.

     4. Penny Stock Regulations.
        -----------------------
     We do anticipate that our stock will be listed on the OTC Bulletin Board. We anticipate it will initially trade at less than $5 a share. The stock will be a so-called "penny stock." This designation subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to their customers. This inhibits aggressive trading in penny stocks. This could limit your ability to resell your stock and act as a depressant on its price in the stock market.

     5. Need for Additional Funding.
        ---------------------------
     Your company needs additional funding to achieve its plan of operations for the next twelve months. Your approval of the merger will not, by itself, bring any new funds into our combined company. Our assets consist of only $245 in cash. We have not identified any source for additional funding. We give no assurance that any needed funds can be obtained.

     6. Continued Reliance on Key Personnel.
        -----------------------------------
     Should you approve the merger, the post-merger company will still be reliant on the continued services of your key personnel. The loss of any of them could adversely affect future operations. We bring no personnel to our combined company. We believe your key personnel are J. D. Arvidson, chief executive officer of Techlite Applied Sciences; C. O. Sage, executive vice president and chief operating officer; Carol E. Sage, corporate secretary; and Mark Galvin, vice president for administration. See "Management Information - Directors, Executive Officers and Significant Employees."

     7. Management Control.
        ------------------
     Should you approve the merger, your present officers and directors and their affiliates will own approximately 33.6 percent of the common stock of our combined company. This may enable them to determine the outcome of any vote affecting the control of the company.

     8. Tax Consequences.
        ----------------
     The merger should be a tax-free reorganization for both companies and for you. These anticipated favorable tax consequences are not supported by an advance ruling by the Treasury Department. They are based upon the opinion of our tax counsel. See "Federal Income Tax Consequences - The Merger - Stockholders of TechLite Applied Sciences."

     9. Dividends Not Likely.
        --------------------
     Should you approve the merger, we anticipate that any earnings generated from operations of our combined company will be used, for the foreseeable future, to finance its growth, and cash dividends will not be paid to holders of the common stock.

    10. Possible Future Dilution.
        ------------------------
     In addition to the 2,209,903 shares registered for the proposed merger, we have registered 1,500,000 shares to be available for issuance by the post-merger company in possible, future, business combinations or asset acquisitions. Such issuances could be made without notice to you and without your approval. Such issuances would dilute the percentage ownership, and could dilute the net tangible book value per share, of stockholders of our combined company.

     With regard to such 1,500,000 shares, we have no present plans, proposals, arrangements or understandings with any representative of any business or company.

    11. Restrictions on Net Operating Loss Carryforwards.
        ------------------------------------------------
     Your company had a net operating loss carryforward of $1,347,066 at January 31, 1999. This may be used to offset otherwise taxable income for several years in the future. However, under present tax laws if the ownership of more than 50 percent in value of the stock of TechLite Applied Sciences changes during a three-year period, this limits the amount of taxable income of any "post-change year" that may be offset using "pre-change losses." The merger with us will effect a 10 percent change in such ownership. While this percentage change will not of itself trigger such a restriction, it must be taken into account during the next three years for these income tax purposes.

    12. Dependence on Major Suppliers.
        -----------------------------
     Your company depends upon American Illuminetics, Inc. of Carlsbad, California, and X-Tra Light Manufacturing Co. of Houston, Texas, to fabricate and supply the lighting-enhancement reflectors it prefers to use in its light fixture retrofitting business. Its business could be materially affected by anything that affects the ability of these other two companies to supply these reflectors. Such reflectors provide clean "breaks" and sharp angles at the designed creases. Alternate suppliers of reflectors exist, but their reflectors merely bend the reflectors at the designed creases, a design feature that compromises reflection capability. The future competitive condition of the post-merger company could be reduced if it cannot obtain the high-quality reflectors it prefers.

                               THE THREE COMPANIES

     The merger we propose will affect three companies and their stockholders:

     TechLite, Inc.
     --------------
     Our company was incorporated in Oklahoma on June 3, 1997, for the purpose of merging with your company. We have no business operations or significant capital. We have no present intention of engaging in any active business until and unless we merge with your company.

     TechLite Applied  Sciences, Inc.
     -------------------------------
     Your company was incorporated in Oklahoma on November 9, 1992. It has been engaged since 1993 in the business of retrofitting existing lighting fixtures in buildings used for commercial, education, manufacturing, institutional and health care purposes.

     The business office of the TechLite Applied Sciences is located at 6106 East 32nd Place, Suite 101, Tulsa, Oklahoma 74135. Its telephone number is 918-664-1441.

     SuperCorp Inc.
     -------------
     A third company, SuperCorp Inc. ("SuperCorp"), was organized in Oklahoma on October 21, 1988. SuperCorp has more than 600 stockholders in 35 states.
SuperCorp  acquired  almost  all of these  stockholders  in early  1989  when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp. The SuperCorp shares were distributed to the creditors and stockholders of Naturizer, Inc. SuperCorp's purpose is to engage in "spinoff-merger" activities such as the one described herein. Such spinoff-mergers involve SuperCorp's distribution to its stockholders of registered shares of stock of subsidiary corporations SuperCorp organizes to merge with viable companies. This is the "spinoff" part of a spinoff-merger transaction orchestrated by SuperCorp. The "merger" part requires an approving vote of the stockholders of the viable company - here, your company.

     SuperCorp's assets consist of approximately $50,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, T.E. King, Thomas J. Kenan, and Ronald D. Wallace, either directly or by attribution through ownership by family members, owns 452,006 shares of common stock of SuperCorp, which amount is less than seven percent of the number of its outstanding shares. See "Management Information - Security Ownership of Certain Beneficial Owners and Management."

     SuperCorp is not subject to the reporting requirements imposed by Section 12 or Section 15(d) of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market. SuperCorp has never sought a market maker for its stock.

     SuperCorp organized TechLite, Inc. in May 1997 as a vehicle for the proposed merger with your company. Our company has no business history, $245 in assets, no liabilities, and only three stockholders - SuperCorp, who will "spinoff" its shares in the company to its more than 600 stockholders before you vote on the merger; George W. Cole, a stockholder of SuperCorp; and Albert L. Welsh, a stockholder of SuperCorp and the president and a director of both TechLite and SuperCorp. Should you not approve the merger, see "Information About the Company - Course of Business Should the Merger Not Occur" below if you care to know what disposition we will make of our company.

     SuperCorp's address is 4334 Northwest Expressway, Suite 202, Oklahoma City, OK 73116. Its telephone number is 405-840-1585.

                            TERMS OF THE TRANSACTION

     Our company, SuperCorp, and TechLite Applied Sciences have entered into an agreement of merger between our company and TechLite Applied Sciences. A copy of the agreement appears as "Appendix A - Agreement of merger." For the merger to occur, each of the following must occur:

     o Registration statements must be filed with and become effective at the Securities and Exchange Commission and appropriate state securities regulatory agencies. This has occurred. The registration statements cover the following:

          o the 2,209,903 merger shares - the shares we offer to you and the other stockholders of your company,

          o the 195,556 spinoff shares - the shares SuperCorp will distribute to its more than 600 stockholders, and

          o the 1,500,000 shelf shares - the shares that will be available to our combined company for other, future, possible business combinations or acquisitions that would involve other companies; and

     o The stockholders of each of our company and your company must, by a majority vote of the shares outstanding, approve the merger.

Terms of the Merger.
-------------------

     The terms of the proposed merger are as follows:

     1. TechLite Applied Sciences shall merge into our company.

     2. All 2,209,903 outstanding shares of capital stock of your company shall be converted into 2,209,903 shares of common stock of our company on a share-for-share basis.

     3. There shall be no fractional shares.

     4. The present business of TechLite Applied Sciences shall be conducted after the merger by our company, into which TechLite Applied

Sciences shall have merged. TechLite Applied Sciences' management and directors shall become the management and directors of our combined company. See "Management Information."

     5. Prior to the merger, SuperCorp shall distribute in a "spinoff" to its stockholders, on a basis proportionate to their stockholdings in SuperCorp, the 195,556 shares of common stock of the company now held by SuperCorp. Each SuperCorp stockholder shall receive one share of the company for each 34.81 shares of SuperCorp held of record on the date on the cover of this Prospectus-Proxy Statement.

     6. The historical financial statements of the post-merger company shall be those of TechLite Applied Sciences. See "Financial Statements - TechLite Applied Sciences." The fiscal year-end of the post-merger company will be January 31, the end of your company's fiscal year.

     7. Should you not approve the merger, this will not make TechLite Applied Sciences liable to our company or to SuperCorp. However, in any event TechLite Applied Sciences must pay all three parties' expenses relating to the registration of the shares described herein.

Reasons for the Merger and Spinoff.
----------------------------------

     We believe you will benefit from exchanging your stock for stock of our company in the merger. We have registered with the Securities and Exchange Commission the stock involved in the spinoff and the stock involved in the merger. SuperCorp's distribution of the spinoff shares to its stockholders should provide the basis for the creation of a public market for the common stock of our combined company. We believe that the existence of such a public market will facilitate the raising of expansion funds for our combined company. We give no assurance that such will occur.

     SuperCorp,   which  presently  controls  our  company,  believes  that  the
SuperCorp stockholders will benefit by receiving, for no consideration, the 195,556 spinoff shares.

Accounting Treatment of Proposed Merger.
---------------------------------------

     Because our company is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if TechLite Applied Sciences recapitalized.

Dissenters' Rights of Appraisal.
-------------------------------

     Stockholders of TechLite Applied Sciences who vote against the merger have the right to dissent and to exercise certain rights of appraisal. If your approve the merger, these rights would cause TechLite Applied Sciences to pay to these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

Differences  Between  Rights of  Stockholders  of the  Company  and of  TechLite
--------------------------------------------------------------------------------
Applied Sciences.
----------------

     There are no material differences between the rights of holders of the common stock of our company and of TechLite Applied Sciences. See "Terms of the Transaction - Description of Securities."

Expenses of the Spinoff and Merger.
----------------------------------

     The estimated expenses of the spinoff and the merger are $104,300. These expenses are being borne entirely by your company, even if you vote to disapprove the merger. These expenses are federal and state registration fees - $100; printing and engraving - $10,000; legal fees - $49,000; auditor's fee - $6,000; filing expenses (EDGAR) - $8,000; finder's fee - $18,500; stock transfer agent's fee - $4,000; escrow agent's fee - $500; Moody's OTC Industrial Manual publication fee - $2,300; and mailing cost - $5,900.

Shelf Shares.
------------

     We have also registered 1,500,000 shares of common stock of our company that shall not be distributed at this time. They shall be available to our combined company to enter into one or more merger or acquisition transactions during the next two years. Should you not approve the merger, the shelf shares will be available for such purposes for only eighteen months. There are no current plans, arrangements or understandings for mergers, acquisitions or business combinations for which the shelf shares would be used.

         The offering price of the shelf shares will be determined in the future, if use is made of such shelf shares.

Description of Securities.
-------------------------

     Common  Stock.
     -------------
     Each of our company and TechLite Applied Sciences is an Oklahoma corporation. Our company is authorized to issue 40 million shares of common stock. It has 244,444 shares of common stock now issued and outstanding. TechLite Applied Sciences is authorized to issue 40 million shares of common stock. It has 2,209,903 shares of its common stock now issued and outstanding. There are no differences in the common stock of our two companies.

               Voting rights.
               -------------
               Stockholders have one vote a share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

               Dividend rights.
               ---------------
               Stockholders receive dividends when and if declared by the board of directors out of funds of the corporation legally available therefor.

               Liquidation  rights.
               -------------------
               Upon any liquidation, dissolution or winding up, stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

               Preemptive rights.
               -----------------
               Stockholders do not have preemptive rights to subscribe for or purchase any stock, obligations or other securities of the corporation.

               Registrar and transfer agent.
               ----------------------------
               Securities Transfer Corporation, Dallas, Texas, is the transfer agent and registrar of the common stock of our company. TechLite Applied Sciences serves as its own registrar and transfer agent.

               Dissenters' rights.
               ------------------
               A stockholder has "dissenters' rights" which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.

     Preferred  Stock.
     ----------------
     Each of our company and TechLite Applied Sciences is authorized to issue 10 million shares of preferred stock. The preferred stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of preferred stock, including any preferences, conversion and other rights, voting powers, and conditions of redemption must be set forth in resolutions adopted by the directors.

     There are no outstanding shares of preferred stock either of our company or of TechLite Applied Sciences.

Federal Income Tax Consequences.
-------------------------------

     The Merger.
     ----------
     The merger should qualify as a type "A" tax free reorganization for both corporations under Section 368(a)(1) of the Internal Revenue Code. However, because our company is newly organized, the "step transaction doctrine" might be applied. If so, our company might be considered a continuation of TechLite Applied Sciences with only a change of name or place of incorporation, a type "F" tax free reorganization under Section 368(a)(1).

     Stockholders of TechLite Applied Sciences.
     -----------------------------------------
     Whether the merger be characterized as a type "A" or "F" reorganization, there should be no recognition of taxable gain or loss to the stockholders of TechLite Applied Sciences by reason of the merger. Each stockholder of TechLite Applied Sciences would have a carryover tax basis and a tacked holding period for our company's securities received in the merger.

     TechLite Applied Sciences itself would not recognize any taxable gain or loss, because its liabilities are not in excess of the tax basis of its assets.

     The distribution by SuperCorp to its stockholders of the 195,556 spinoff shares will not adversely affect the non-recognition of gain or loss to TechLite Applied Sciences or its stockholders in the merger.

     The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to the company (which tax opinion is one of the exhibits to the registration statement of which this Prospectus- Proxy Statement is a part). See "Risk Factors - Tax Consequences."

Pro Forma Financial Information and Dilution.
--------------------------------------------

     The following sets forth certain pro forma financial information giving effect to the merger:


                                           PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                                         April 30, 1999


                                                                TechLite
                                         TechLite                Applied
                                           Inc.                 Sciences                Pro Forma            Pro Forma
                                       (Historical)           (Historical)             Adjustments           Combined
                                       ------------           ------------             -----------          -----------
ASSETS

Current assets                             $245                $   983,143             $    -               $   983,388

Property and equipment                       -                     691,337                  -                   691,337

Other assets                                 -                      16,221                  -                    16,221
                                           ----                -----------             ----------           -----------

TOTAL ASSETS                               $245                $ 1,690,701             $    -               $ 1,690,946
                                           ====                ===========             ==========           ===========



LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities                        $  -                $   828,432              $    -              $   828,432

Long term liabilities                         -                  1,413,024                   -                1,413,024
                                           -----               -----------             ----------           -----------

     Total liabilities                        -                  2,241,456                   -              $ 2,241,456
                                           -----               -----------             ----------           -----------

stockholders' equity:

   Common stock                             245                    220,990                   -                  221,235

   Additional paid-in capital                 -                    898,563                   -                  898,563

   Retained earnings (deficit)                -                 (1,670,308)                  -               (1,670,308)
                                           -----               -----------             ----------           -----------

     Total stockholders' equity             245                   (550,755)                  -                 (550,510)
                                           ----                -----------             ----------            ----------

TOTAL LIABILITIES AND                      $245                $ 1,690,701             $     -              $ 1,690,946
                                           ====                ===========             ==========           ===========
STOCKHOLDERS' EQUITY



Pro forma book value per share                                                                              $    (0.22)
                                                                                                             ==========


NOTE: Pro forma book value per share is calculated by dividing Total stockholders' Equity - $(550,510) - by the total number of shares that would have been outstanding on April 30, 1999 (2,454,347), giving effect to the proposed merger.


                                                              PRO FORMA STATEMENT OF INCOME
                                                            Fiscal Year Ended January 31, 1999
                                                                             and
                                                          Three-Month Period Ended April 30, 1999


                                 Fiscal Year Ended January 31, 1999                 Three Months Ended April 30, 1999 (Unaudited)
                      --------------------------------------------------------------------------------------------------------------

                        TechLite      TechLite                                   TechLite      TechLite
                          Inc.        App. Sci.     Pro Forma     Pro Forma        Inc.        App. Sci.     Pro Forma    Pro Forma
                      (Historical)  (Historical)   Adjustments    Combined     (Historical)  (Historical)   Adjustments   Combined
                      ------------  ------------  ------------   ----------    ------------  ------------  ------------  ---------
Sales                  $    -        $4,646,858   $     -        $4,646,858    $     -        $1,242,217   $     -       $1,242,217

Cost of Sales               -         3,288,204         -         3,288,204          -           898,008         -          898,008
                       ----------    ----------   ------------   ----------    -----------    ----------   ------------  ----------

     Gross profit           -         1,358,654         -         1,358,654          -           344,209         -          344,209

Operating expenses          -         1,278,469       194,396     1,472,865          -           481,964         -          481,964
                       ----------    ----------   ------------   ----------    -----------    ----------   ------------  ----------

Income from operations      -            80,185         -          (114,211)         -          (137,755)        -         (137,755)

Other income                -             8,767         -             8,767          -             8,909         -            8,909
                       ----------    ----------   ------------   ----------    -----------    ----------   ------------ -----------

Income (loss) before
taxes                                    88,952         -          (105,444)                    (128,846)        -         (128,846)

Provision for taxes         -             -             -             -              -                 0         -                0
                       ----------    ----------   ------------  ------------   -----------    ----------   ------------  ----------

NET INCOME (LOSS)      $    -        $   88,952   $     -        $   88,952    $     -        $ (128,846)  $     -       $ (128,846)
                       ==========    ==========   ============   ==========    ===========    ==========   ============  ==========

EARNINGS PER
SHARE

     Net income (loss)               $   88,952         -        $ (105,444)                  $ (128,846)        -       $ (128,846)

     Weighted-average
     number of shares
     outstanding                      2,209,903       244,444     2,454,347                    2,209,903       244,444    2,454,347

     Earnings per share     -            $0.04           -          $(0.04)           -          $(0.06)                    $(0.05)

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of April 30, 1999 as if outstanding as of the beginning of the period.

(3) The $194,396 adjustment in operating expenses for the fiscal year ended January 31, 1999 represents new business development costs incurred that fiscal year. These costs would have been amortized over five years following completion of the development, but a change in generally accepted accounting principles that became effective during the first quarter of calendar 1999 required that they be expensed during the first quarter of the fiscal year ending January 31, 2000.

Material Contacts Among the Companies.
-------------------------------------

     Thomas J. Kenan of Oklahoma City, Oklahoma, is a director and general counsel of SuperCorp. In 1995 he was introduced to J.D. Arvidson, president of TechLite Applied Sciences, by Rex Frates of Tulsa, Oklahoma. Mr. Frates is an investor and industrialist who was then considering investing funds in TechLite Applied Sciences. Mr. Kenan followed the development of TechLite Applied Sciences thereafter. In 1996 Mr. Kenan advised Albert L. Welsh, president and a director of SuperCorp, and George W. Cole, whose spouse, Marjorie J. Cole is a significant stockholder of SuperCorp, to contact Mr. Arvidson. Mr. Kenan told them that Mr. Arvidson's company was in need of financial advisers with respect to its structure and direction. Mr. Welsh and Mr. Cole both are stockbrokers and former underwriters of registered stock offerings.

     Mr. Welsh and Mr. Cole became financial advisers to TechLite Applied Sciences in 1997. Mr. Kenan performed legal services for it from time to time in 1996 and in 1997. In early 1997 Mr. Kenan accepted 90,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences in exchange for legal services performed with regard to reorganizing the capital structure of TechLite Applied Sciences. Mr. Welsh and Mr. Cole each received 10,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences for providing financial advice with regard to reorganizing its capital structure.

     Mr. Kenan subsequently transferred (1) 85,000 shares of his TechLite Applied Sciences stock to the Marilyn C. Kenan Trust, whose trustee and primary beneficiary is Mr. Kenan's spouse, Marilyn C. Kenan, and (2) 5,000 of his shares to Sherie Adams, Mr. Kenan's legal assistant, as a bonus to her regular salary. Mr. Cole transferred his 10,000 shares to his spouse, Marjorie J. Cole.

     Mr. Welsh and Mr. Cole, in approximately March 1997, persuaded the directors of TechLite Applied Sciences to consider recommending to their stockholders the spinoff-merger transaction described in this Prospectus.

     The SuperCorp directors also favorably considered the spinoff- merger transaction. They created a subsidiary corporation, our company, to be available to merge with TechLite Applied Sciences. They caused SuperCorp to purchase 244,440 shares of common stock of our company, at $0.001 a share, to be distributed to the SuperCorp stockholders as a stock dividend. They also authorized the sale at $0.001 a share of 24,444 shares of common stock of the company to each of Mr. Welsh and Mr. Cole in recognition of their services to the SuperCorp stockholders in persuading the directors of TechLite Applied Sciences to consider the merger described herein.

     Other than the proposed spinoff and merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among TechLite Applied Sciences, our company, and SuperCorp during the periods for which financial statements appear herein.

                  EARLIER SUPERCORP SPINOFF-MERGER TRANSACTIONS

     This transaction with TechLite Applied Sciences, should you approve it, will be the fourth such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes.

     The Lark Technologies, Inc. spinoff-merger.
     ------------------------------------------

     SuperCorp's first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary. Lark merged with a Houston, Texas company engaged in DNA sequencing whose major stockholders are affiliates of the Baylor School of Medicine.

     The Lark spinoff occurred on September 6, 1995. The Lark merger occurred on September 14, 1995. None of SuperCorp's or Lark's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Lark had any involvement in this spinoff- merger. None of these persons received any cash, stock or other thing of value with respect to this transaction other than his pro rata receipt of Lark stock that was spunoff to the SuperCorp stockholders. Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its stockholder base.

     The Dransfield China Paper Corporation transaction.
     --------------------------------------------------

     The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary. Dransfield merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and in building integrated paper mills in China. Dransfield's major stockholder is a Hong Kong stock Exchange-listed company.

     The Dransfield spinoff occurred on February 13, 1996. The Dransfield merger occurred on February 26, 1997. One of SuperCorp's officers and directors, T.E. King, received $45,000 from the Hong Kong company, 11,642 shares of common stock of Dransfield and 250,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for his services in bringing together the Hong Kong company and SuperCorp. Thomas J. Kenan, an officer and a director of SuperCorp, received 20,000 warrants and the other officers and directors of SuperCorp each received 40,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for their past efforts in screening prospective spinoff-merger transactions. All of these warrants expired without being exercised. Each of these officers and directors also received his pro rata distribution of Dransfield shares spunoff by SuperCorp to its stockholders. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong.

     The Summit Technologies, Inc. transaction.
     -----------------------------------------

     The  third  spinoff-merger   transaction   concerned  Summit  Environmental
Corporation, Inc. ("Summit"), a SuperCorp-created subsidiary. Summit merged with a Longview, Texas company engaged in marketing a new fire suppressant product and other products manufactured by other companies.

     The Summit spinoff occurred on November 10, 1998. The Summit merger occurred on December 2, 1998.

     None of SuperCorp's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Summit had any involvement in this spinoff-merger other than Thomas J. Kenan, a director and general counsel of SuperCorp. The Longview, Texas company allowed Mr. Kenan to purchase 28,333 shares of its common stock at $0.30 a share in a non-public offering it conducted at this price before the registration statements for the spinoff-merger transaction were filed with the Securities and Exchange Commission.

     George W. Cole, a former SuperCorp director and a person to whom Securities and Exchange Commission rules may attribute the beneficial ownership of more shares of common stock of SuperCorp than any other SuperCorp stockholder, received compensation for finding and negotiating the spinoff-merger transaction with Summit.

     Mr. Cole received $18,500 from the Longview, Texas company for a finder's fee and for consulting services. He exchanged $14,250 of such fee for 23,750 shares of the Longview, Texas company at $0.60 a share prior to the spinoff-merger. Further, SuperCorp allowed him to purchase 125,000 shares of common stock of Summit at $0.001 a share when SuperCorp organized Summit.

     After each of the above three spinoff-merger transactions was consummated, SuperCorp director Thomas J. Kenan became involved with each company as an attorney. He has represented each company from time to time as a securities lawyer. He received cash fees for such services at his customary billing rates. He also was invited by Dransfield to serve as a non-management director of Dransfield and of its Hong Kong stock Exchange-listed parent, Dransfield Holdings Limited. He receives no compensation for such director's services but was granted an option to purchase 25,000 shares of Dransfield at $2.60 a share. The option has not been exercised. He was invited by Summit to serve as a non-management director. He receives no compensation for such services.

     Albert L. Welsh, the president and a director of SuperCorp and the sole officer and director of our company, TechLite, Inc., and George W. Cole, whose family owns more than six percent of the outstanding shares of common stock of SuperCorp, are named elsewhere in this Prospectus- Proxy Statement as persons who have been involved in transactions among our company, SuperCorp and TechLite Applied Sciences. See "Material Contacts Among the Companies," page 12. Neither of such persons has been involved in post-merger transactions with any of Lark, Dransfield or Summit other than as a stockbroker with regard to the trading of stock in the open market.

     Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA." Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DCPCF." Summit's common stock trades on the OTC Bulletin Board under the symbol "SEVT." Lark, Dransfield and Summit are viable, operating companies. Their common stock prices are quoted daily. All three file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934.

                             PENNY STOCK REGULATIONS

     There is no way to predict a price range within which our common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, our common stock, initially at least, would be subject to the rules governing "penny stocks."

     A "penny stock" is any stock that:

     o     sells for less than $5 a share.

     o is not listed on an exchange or authorized for quotation on The Nasdaq stock Market, and

     o is not a stock of a "substantial issuer." Our company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

     There  are  statutes  and   regulations  of  the  Securities  and  Exchange
Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

                  The Penny Stock Suitability Rule
                  --------------------------------

     Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The  above  exercise  delays  a  proposed   transaction.   It  causes  many
broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny stock Suitability Rule, described above, and the Penny stock Disclosure Rule, described below, do not apply to the following:

     o     transactions not recommended by the broker-dealer,

     o     sales to institutional accredited investors,

     o sales to "established customers" of the broker-dealer persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

           The Penny Stock Disclosure Rule
           -------------------------------

     Another Commission rule - the Penny stock Disclosure Rule requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

           Effects of the Rule
           -------------------

     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

     The company's spinoff shares and merger shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                          INFORMATION ABOUT THE COMPANY

     Our company was incorporated under the laws of the State of Oklahoma on June 3, 1997. It has no business or significant assets. It was organized for the purpose of entering into the merger proposed herein (see "Terms of the Transaction - Terms of the Merger"). It has no employees; its management will serve without pay until the merger should become effective.

Description of Business and Properties.
--------------------------------------

     Should you approve the merger, our company shall be the surviving company, but our management shall not remain as the management of the company. Control of the company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to you. TechLite Applied Sciences's present management shall become the management of the company. See "Management Information - Directors, Executive Officers, and Significant Employees."

     TechLite Applied Sciences's present management advises us that it shall continue the business of TechLite Applied Sciences as the business of the company after the merger (see "Information about TechLite Applied Sciences - Description of Business and Properties").

     Our present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., a broker-dealer firm with principal offices in Kansas City, Missouri, and branch offices in several cities, including Oklahoma City, Oklahoma, where Mr. Welsh is employed. Mr. Welsh is president and a director of SuperCorp.

Course of Business Should the Merger Not Occur.
----------------------------------------------

     Should you not approve the merger, we will be a "blank check" company without any property or business. We will seek to acquire, in one or more transactions in exchange for part or all of the "shelf shares" of the company, businesses or assets that would constitute businesses. Should we not make such an acquisition within 18 months, a Commission rule requires that our acquisition effort be abandoned. In such event, the spinoff certificates, all of which are held in escrow, would not be delivered to the record owners thereof. The holders of the majority of our issued and outstanding shares of common stock will have the voting power to cause a dissolution of the company, and persons who are today the holders of a majority of these shares have agreed to do so. Such a dissolution would have insignificant consequences for the persons receiving the spinoff shares. The company would have no assets to distribute to its stockholders upon such a dissolution. Each stockholder would have a capital loss equal to $0.001 a share for each share of the company received in the spinoff.

Legal Proceedings.
-----------------

     Neither our company nor its property is a party to, or the subject of, pending legal proceedings.

Market for the Company's Common Stock and Related Stockholder Matters.
---------------------------------------------------------------------

     There is no present public trading market in the U.S. or elsewhere for our common stock. After the spinoff and before you vote on the merger, all certificates representing the 195,556 spinoff shares shall be held in escrow by an escrow agent.

     Should you approve the merger, the escrow agent will release from escrow the certificates representing the spinoff shares. These certificates would be delivered to the more than 600 SuperCorp stockholders owning the securities represented by the certificates. You will receive 2,209,903 shares of common stock of our company in exchange for your 2,209,903 outstanding shares of capital stock of TechLite Applied Sciences.

Rule 144 and Rule 145 Restrictions on Trading.
---------------------------------------------

     Should you approve the merger, all outstanding shares of common stock of the company, except the 48,888 shares held by the two insiders, shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, there will be certain restrictions on the transfer for value of some of the shares.

     Securities and Exchange Commission rules define as "affiliates" a corporation's executive officers, directors and other persons who, by any manner, exercise control over the corporation's direction and policies. The affiliates of your company at the time of the vote on the merger, in order to sell their shares received in the merger, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 and require, for sales of the shares by such affiliates, that:

             o the company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days,

             o the company must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or such shorter period that the company was required to file such reports),

             o transfers for value by such affiliates can occur only either (1) through broker transactions not involving the solicitation of buyers or (2) directly to market-makers, and

             o each such affiliate can transfer for value, during a 90-day period, no more shares than the greater of one percent of all issued and outstanding shares of common stock of the company (24,448 shares immediately after the merger) or the average weekly volume of trading in such common stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above resale provisions of Rule 145 shall continue for such affiliates for one year after the merger. Then, only the company's reporting requirement shall continue. When any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the merger, then even the requirement that the company file reports with the Commission will no longer be required for such a former affiliate to sell any of the shares acquired in the merger.

     We believe that none of the 195,556 registered spinoff shares will be subject to any restrictions on trading or transfers for value. We also believe that none of the 2,209,903 shares of the company to be distributed in the merger to TechLite Applied Sciences stockholders other than 825,789 shares to TechLite Applied Sciences' officers, directors and affiliates - will be subject to any restrictions on transfer. Accordingly, after the effective date of the merger and the redistribution of the spinoff shares, there shall be 1,579,670 shares in the "public float," i.e., subject to no securities law restrictions on their being traded or transferred for value. We estimate that approximately 675 persons will own these shares of record. The offering of them for sale could have a materially adverse effect on the market price of the company's stock. Further, the affiliates of TechLite Applied Sciences will hold an additional 825,789 shares and will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     No equity of the company is subject to outstanding options or warrants to purchase, or securities convertible into, equity of the company.

     Dividends.
     ---------
     We have had no operations or earnings and have declared no dividends on our capital stock. Should you approve the merger, there are no restrictions that would, or are likely to, limit the ability of the company to pay dividends on its common stock, but the company has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes (see "Information about the company - Description of Business and Properties").

     Registration Statement.
     ----------------------
     The company has filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., a Registration Statement under the Securities Act of 1933, with respect to the common stock offered by this Prospectus-Proxy Statement. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our company is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

     Reports to Stockholders.
     -----------------------
     The company will file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law.

     Stock Certificates.
     ------------------
     Certificates for the securities offered hereby will be ready for delivery within one week after you approve the merger.

Financial Statements.
--------------------

     See "Financial Statements - TechLite, Inc." for the independent auditor's report dated June ____, 1999, with respect to our company's balance sheet as of April 30, 1999, such balance sheet, and the notes to the balance sheet.

                   INFORMATION ABOUT TECHLITE APPLIED SCIENCES

Overview.
--------

     TechLite Applied Sciences has been engaged since 1993 in the business of retrofitting existing lighting fixtures in buildings used for commercial, education, manufacturing, institutional and health care purposes. It installs highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps that make possible a 60 percent or greater reduction in electricity consumption. It does this while maintaining or improving existing light levels.

     TechLite Applied Sciences has its headquarters in Tulsa, Oklahoma, and branch offices in Dallas, Texas; Tecumseh, Oklahoma; and Brazilia and Rio de Janeiro, Brazil. Its fiscal year ends January 31. TechLite Applied Sciences operated at a loss from inception through the fiscal year that ended January 31, 1998. Operations became profitable in the fiscal year that ended January 31, 1999, but have not been profitable for the three-month period that ended April 30, 1999.

Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
--------------------------------------------------------------------------------
Operations.
----------

     The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     Results of operations.
     ---------------------

     The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the period ended January 31, 1999 and for the three-month period ended April 30, 1999:

                                                                Three Months
                                                                    Ended
         Year ended January 31                1998     1999       04-30-99
         --------------------------------------------------     ------------
         Sales                                100%     100%       100%
         Cost of sales                         88%      71%        72%
                                              ---      ---        ---
         Gross margin                          12%      29%        28%

         Selling, general and
                  administrative expenses      54%      28%        39%

         Net income (loss) before taxes       (43)%      2%       (11)%


     Sales.
     -----

     Sales of $4,646,858 for fiscal year 1999 increased by 271 percent over fiscal 1998's sales of $1,714,514. The increase was due to work being commenced on a $3.95 million contract to retrofit most of the buildings of the Tulsa, Oklahoma Independent School District Number One.

           Interim Results.
           ---------------
           Sales for the three months ended April 30, 1999 were $1,242,217, a decrease of $58,204, or 4.5%, from the $1,300,421 in sales for the three months ended April 30, 1998.

     Gross margin.
     ------------

     Gross margin increased from $197,587 in fiscal 1998 to $1,358,654 in fiscal 1999, an increase of 688%. The increase was due primarily to the low gross margin realized on work performed in fiscal 1998 on buildings owned by the Houston Independent School District. Another company had earlier received the contract to perform this work but had been dismissed due to its unsatisfactory work performance. TechLite Applied Sciences assumed the obligation to complete the work - and did so, but the contract price was for a lower piece price than TechLite Applied Sciences offers or otherwise accepts. The increase in gross margin percentage is attributable to the difference in margin, as a percentage of sales, between the Tulsa public schools contract performed in fiscal 1999 and the Houston public schools contract performed in fiscal 1998.

           Interim Results.
           ---------------
           Gross margin for the three months ended April 30, 1999 was $344,209 or 27.7%, an increase over gross margin of 24.3% for the same three-month period the previous fiscal year. This improvement was achieved on lower sales of $58,204.

     Selling, general and administrative expenses.
     --------------------------------------------

     Selling, general and administrative expenses increased from $930,763 in fiscal 1998 to $1,278,469 in fiscal 1999, or 37%. This small increase, at a time when sales almost tripled, was due to a concerted effort by TechLite Applied Sciences' management to reduce these expenses at all levels.

           Interim Results.
           ---------------
           Selling, general and administrative expenses increased dramatically from $194,367 during the three months ended April 30, 1998 to $481,964 during the same period ended April 30, 1999, an increase of $287,597 - or 148 percent - on fairly comparable sales. The increase was attributable to substantial new business development costs that were incurred in Florida and in Brazil. These costs are now being expensed as they are incurred in accordance with recent changes in generally accepted accounting principles.

     Net income (loss) before taxes.
     ------------------------------
     A net loss before taxes of $730,214 in fiscal 1998 was reversed to net income before taxes of $88,952 in fiscal 1999. This gain was due to an almost tripling of sales (a reflection of work having commenced on the Tulsa public schools contract), a greater gross margin obtained from the Tulsa public schools contract than from the Houston public schools contract, and some reductions made in general and administrative expenses.

           Interim  Results.
           ----------------
           Net income (loss) before taxes recorded a loss of $137,755 during the first three months of the present fiscal year as compared with net income of $121,692 during the same period the previous year. The loss was due to substantial new business development costs that were incurred in Florida and in Brazil during this quarter. These costs are now being expensed as they are incurred in accordance with recent changes in generally accepted accounting principles.

     Balance sheet items.
     -------------------
     Significant changes in several balance sheet items occurred from fiscal 1998 to fiscal 1999, in particular the following:

     o        A bank overdrawn position of $10,191 at the end of fiscal 1998
                --------------
              improved to a cash position of $19,162 at the end of fiscal 1999,
                            ----

     o        contracts receivable of $416,809 on January 31, 1998 increased
              --------------------
              to $821,229 at the end of fiscal 1999,

     o        payroll and sales tax payable of $212,521 at the end of fiscal
              -----------------------------
              1998 had been paid in full by October 31, 1998 with only current taxes of $97,110 being on the books at the end of fiscal 1999,

     o        the backlog of business increased from $594,980 at January 31,
                  -------------------
              1998 to $2,221,777 at January 31, 1999,

     o        billings in excess of costs and estimated earnings on uncompleted
              ---------------------------
              contracts totaling $330,074 at the end of fiscal 1998 had been reduced to $96,337 at the end of fiscal 1999,

     o        notes payable of $159,595 at the end of fiscal 1998 had increased
              -------------
              by 840% to $1,341,011 at the end of fiscal 1999,

     o        the retained deficit had been reduced, by reason of earnings
                  ----------------
              of $88,952, from $1,436,018 to $1,347,066 at the end of fiscal
              1999, and

     o        a stockholders' deficit of $430,322 on January 31, 1998 had been
                ---------------------
              reduced to a stockholders' deficit of $227,513 at the end of fiscal 1999.

     The above improvements in balance sheet items were due to the facts that TechLite Applied Sciences increased its sales and gross margin, effected reductions in costs, and made a profit of $88,952 for the fiscal year ended January 31, 1999. The increase in notes payable is primarily attributable to two things: a $750,000 line of credit necessary to cover the costs of the increase in sales volume, and a note payable of approximately $400,000 associated with the acquisition of the home office building.

           Interim Results.
           ---------------
           The balance sheet item "Other Assets" included $194,396 on January 31, 1999 attributed to new business development costs incurred in Brazil. Due to a change in accounting rules, these costs can no longer be amortized and were written off as expense during the first quarter of the present fiscal year.

                  This write-off of an amortizable asset also affected the stockholders' retained deficit in the same amount.

     Liquidity and Capital Resources.
     -------------------------------

     TechLite Applied Sciences had negative cash flow from operations of $714,471 in fiscal 1999. The principal components of this negative cash flow were an increase of $404,420 in contract receivables, an increase of $204,918 in other assets, and a decrease of $233,737 in billings related to costs and estimated earnings on uncompleted contracts. It increased its property, land and equipment by $561,640 in fiscal 1999. This drain on liquidity and capital resources was covered by the sale of $113,857 of common stock and by new borrowings of $1,576,231. A positive item at fiscal 1999 year-end was contracts receivable of $821,229, almost double that of $416,809 of fiscal 1998 year-end.

           Interim Results.
           ---------------
           TechLite Applied Sciences made $683,463 in principal payments on notes receivable during the quarter that ended April 30, 1999 but had $755,476 in new borrowings, a net increase of $72,013 in long-term debt. Its loss from operations of $137,755 during this fiscal quarter was financed from the new borrowings and from increases in accounts payable and other accrued liabilities.

     Outlook.
     -------

     The statements contained in this Outlook are based on current expectations. These statements are forward-looking, and actual results may vary materially.

     TechLite Applied Sciences expects sales to increase from $4.6 million in fiscal 1999 (which ended January 31, 1999) to approximately $8.0 million in the fiscal year to end January 31, 2000. It expects its earnings to increase from $88,952 in fiscal 1999 to approximately $896,000 in the present fiscal year to end January 31, 2000.

     TechLite Applied Sciences's future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations in the fiscal year beginning February 1999, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the loss of any of several key personnel; unexpected costs in establishing branch offices; the emergence of competition not now detected; and a general economic turndown.

               DESCRIPTION OF TECHLITE APPLIED SCIENCES' BUSINESS

The Light Fixture Retrofitting Industry.
---------------------------------------

     In 1992 the Congress enacted the National Energy Policy Act. This law mandated that many inefficient lighting products, such as the commonly used 40-watt, T-12 fluorescent lamp, be eliminated and replaced with new technology. Also affected by this legislation are electric motors, other lamps, luminaries, distribution transformers and electromagnetic fields research.

     Also, in 1992 the Environmental Protection Agency (the "EPA") initiated its "Green Lights" or "Energy Star" program. This is a voluntary pollution-reduction program that assists electricity users by providing them with the most current information about energy-efficient lighting technologies and how upgrades or retrofitting can be financed.

     These two government initiatives - the National Energy Policy Act of 1992 and the EPA's Energy Star program - provided the impetus for the development of three significant energy-efficient products:

     o     energy-efficient fluorescent lamps,

     o     improved electronic ballasts, and

     o     highly efficient reflectors.

     The retrofitting of existing fixtures with these three improvements makes possible (1) up to a 60 percent or greater reduction in power consumption while
(2) maintaining or even improving current light levels. The business of TechLite Applied Sciences is selling and installing these and related products. This involves designing or adapting the reflectors for each lighting fixture in a customer's building. Frequently, electricity savings pay for the cost of retrofitting in one to three years.

The Market.
----------

     There are more than 2.5 billion light fixtures in the nation that would benefit from an energy-efficient lighting retrofit. Of that number, only approximately 50 million, or less than two percent, have been converted. We estimate that more than 1 billion of these retrofittable units are in the central U.S. States, where TechLite Applied Sciences has targeted its business plan.

     The estimated one billion fixtures for the central U.S. States that are retrofittable provide a total available market of approximately $50 billion. TechLite Applied Sciences's five-year business plan projects that it will have sales aggregating $239 million, which is less than 0.5 percent of the market in this area.

Environmental Considerations.
----------------------------

     Generating electricity involves burning fossil fuels - coal, oil, or natural gas - or running a nuclear reactor or a hydroelectric plant. The mining and transportation of fossil fuels can result in various types of pollution. Burning fossil fuels emits air pollutants from smokestacks, including carbon dioxide, sulfur dioxide, and nitrogen oxides. Today the EPA is increasingly focusing on pollution prevention. If the nation uses less electricity to deliver an energy service - such as lighting - the power plants that produce the electricity burn less fuel and thus generate less pollution.

     Lighting accounts for 20 to 25 percent of all electricity sold in the U.S. Lighting for industry, stores, offices and warehouses represents 80 to 90 percent of total lighting electricity use. Every kilowatt hour of lighting electricity not used prevents emissions of 1.5 pounds of carbon dioxide, 5.8 grams of sulfur dioxide, and 2.5 grams of nitrogen oxides. If energy efficient lighting were used where profitable, the nation's demand for electricity would be cut by more than 10 percent. This would result in annual reductions of 2.2 million metric tons of carbon dioxide -the equivalent of taking 44 million cars off the road; 1.3 million metric tons of sulfur dioxide; and 600,000 metric tons of nitrogen oxides. These reductions represent twelve percent of U.S. utility emissions.

Saving Money.
------------

     The EPA's Energy Star upgrade program focuses on achieving energy savings under circumstances that save money for the electricity user. Businesses that have made the investment in retrofit lighting - because of the development of highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps - have cut their electric bills by up to 60 percent or more and have experienced an average return on their retrofit investment of 35 percent or more.

     The new electronic ballast is ten to fifteen percent more efficient than the standard magnetic ballast now in widespread use. Newly developed compact fluorescent lamps convert most of their electricity into light - not heat. They are four times more efficient than standard incandescent lights. They can last nine to fifteen times longer. New lighting systems that include the smaller diameter "T-8" fluorescent lamps that replace the old 40-watt T-12 "cool white" fluorescent lamps can increase lumens per watt to over 100, as opposed to the current standard of 60. By substituting these new systems, offices improve their lighting quality while reducing energy costs.

     Occupancy sensors keep lights on when motion is detected and turn lights off when motion is not detected. They ensure that lights are in use only when needed.

     Of a special importance is the development of lighting enhancement reflectors for fluorescent light fixtures. Utilizing a mirror-like permanent specular coating on a metal substrate and ray-tracing software, reflector manufacturers can bend the mirrored strips into intricate shapes to achieve desired photometric results. TechLite

Applied Sciences makes use of these lighting enhancement reflectors. This requires a fixture-by-fixture retrofitting by TechLite Applied Sciences but, together with the other energy-efficient improvements noted above, it enables TechLite Applied Sciences to provide the ultimate energy-efficient and cost saving retrofitting services available anywhere.

     Consider, for example, a convenience store, operating 24 hours a day, seven days a week. It usually pays the highest commercial rates, because of the relatively small space occupied. Retrofitting the lights of this business can be most cost-effective. It can generate a return on investment of over 120 percent with a nine- to eleven-month payback.

     Lighting is one of the largest hidden costs of a total electric bill for large office buildings - approximately 40 percent. With an energy efficient lighting retrofit, this cost can be reduced up to 60 percent or more. Further, if better light is provided at less than one-half the cost, this makes buildings more competitive in today's lease market. This also provides an increase in property value. Reducing lighting costs in a facility by $100,000 annually would increase the property value by one million dollars with a CAP rate of 10 percent.

     The retrofit market is currently growing at a 52 percent rate a year. TechLite Applied Sciences estimates that by the turn of the century, less than fourteen percent of the total fixture population will have been replaced or retrofitted. Retrofit revenues in 1999 should be approximately $7 billion nationwide. TechLite Applied Sciences estimates that while the east and west coasts may now be six to seven percent retrofitted, the central, southwest and southeast areas are less than one percent retrofitted, probably because of lower electric rates and fewer rebate programs in these areas.

Other Benefits.
--------------

     The new electronic ballasts operate at a higher frequency, 20,000 cycles per second, as opposed to the magnetic predecessors which operate at 60 cycles per second. The fluorescent lighting system the electronic ballasts operate can convert power to light more efficiently than systems run by standard magnetic ballasts. The higher cycle rate eliminates flicker and hum while using less energy.

     The electronic ballasts prompted the development of the new, smaller-diameter, fluorescent tube, called the T-8. This new tube takes advantage of the characteristics of the new electronic ballast and incorporates the use of tri-phosphor coatings for enhanced color rendition.
                                     ------------------------

     Because the new electronic ballasts operate 50 degrees cooler, and because the new T-8 lamps operate 20 degrees cooler with only half as many needed, air-conditioning costs in a building may be reduced by 20 percent and
--------------------------------------------------------------------------------
replacement parts by 50 percent.
-------------------------------

     The development of mini-fluorescent compact lamps allows replacement of many sizes of incandescent lamps. Power reductions may be as high as 80 percent. With lower prices and minimal installation costs, these units have become the most cost-effective of all retrofits. For example, 100-watt incandescent lamps can be replaced with 22- to 28- watt fluorescent compacts without any light loss. Ballast life for these mini-fluorescent compacts is expected to be 50,000 hours, and lamp life is expected to be 10,000 hours.

Current Trends.
--------------

     Many electric light retrofit companies do no more in retrofitting than replacing four old lamps with two new lamps. The most advanced energy-efficient retrofit lighting companies, such as TechLite Applied Sciences, are concerned with total systems engineering. These companies sell the concept of re-engineering a building's lighting system to meet the lighting requirements of the tasks performed in the buildings and to use whichever retrofit is most cost-effective.

     TechLite Applied Sciences uses the latest ballasts. They provide a range of ballast factors (wattages) and proportionate light levels for two T-8 lamps of 49, 54, 58, 62, 71 and 84 watts. Thus, there is immense flexibility for the systems integrators to achieve desired light levels.

     TechLite Applied Sciences's systems engineers literally custom- design the retrofit for each fixture, dependent on its task. The five to fifteen percent savings advantage over a single-type retrofit more than compensates for added costs, if any. Lamps are now available in several intensity levels and at least six color temperatures ratings.

     Another technical product recently improved to the point of viability is the motion sensor. Early problems with the sensors have been corrected, and the inability to accurately predict savings from these sensors has been overcome.

     The manufacturers of lighting enhancement reflectors continue to improve their products. Single lamp reflectors for two-foot by four- foot fixtures have added even more low-end versatility. Three-, four-, or six-lamp high-intensity reflectors are now designed for ceilings in excess of 25 feet. These reflectors have dispelled the myth that those heights were the exclusive territory of 400- to 1,600-watt metal halide lamps. These improvements and a growing population of other products, while further enhancing system efficiency, have also increased design complexity. This makes the market more and more the domain of the systems engineers.

     The business of designing and installing energy efficient lighting retrofits has become very sophisticated. It demands operatives of a higher level in both engineering and business. It is no longer sufficient to send inexperienced salesmen door to door with brochures and big promises; the leaders in today's industry are sending in teams of highly trained lighting professionals. TechLite Applied Sciences utilizes sophisticated lighting demonstration units to perform presentations. Its engineers identify and measure extensive lists of data for a computerized design process.

     In 1997, the competitive climate began to change with the emergence of "energy service companies," called "ESCOs". Several states took steps toward the deregulation of the electricity supply companies - the electrical utility companies. One response of the utility companies has often been their creation of ESCO subsidiaries. These act as general contractors that seek energy supply contracts. Sometimes the ESCOs negotiate contracts to replace a building's heating, air conditioning and ventilation systems, to replace the electronic controls that govern such systems, and to retrofit the lighting fixtures. One feature of the contracts is to require the purchase of the electricity from the ESCO's parent company. The lighting retrofitting is generally subcontracted out to companies such as TechLite Applied Sciences. Financing for the package is generally provided by the ESCOs. TechLite Applied Sciences has no strategic alliances with any ESCOs at present but is seeking them. Such alliances could prove to be critical in getting business in the future.

Sales Methods.
-------------

     TechLite Applied Sciences operates out of six offices. It makes available to each U.S. office a demonstration machine that is used as a sales device. Within a single portable unit, there is a television set with VCR for showing Energy Star and TechLite Applied Sciences videos, a rotating watt meter, a light level indicator, a laser pointer for demonstration of reflectivity, an audio amplifier for demonstration of hum characteristics, and two two-by-four recessed troffers mounted on a motorized mast so that fixtures can be raised to a normal position at ceiling height. The demonstration machine vividly demonstrates the improvement in lighting obtained from a retrofit as well as the substantial reduction in electricity usage.

     Sales procedures employed today typically commence with a walk- through by an experienced sales engineer to determine if a building is a good prospect. Then, a demonstration using the demonstration machine is scheduled. After the demonstration, depending upon the size of the building, the types of fixtures observed, the hours of usage and the rates for electricity demonstrated by the building's electricity bills, an estimate of available savings is made. The potential customer is asked, based upon these savings, if it wishes to proceed with a comprehensive feasibility and engineering study.

     If the answer is positive, then TechLite Applied Sciences and the potential customer enter into a memorandum of understanding that offers the customer several options. If the feasibility study shows that all the project goals cannot be met, or if funding repayable from savings is not available, there is no charge for the study. If the feasibility study shows that all of the listed goals can be met, funding is available, and the customer decides not to proceed with the lighting upgrade, the customer must agree to reimburse TechLite Applied Sciences a predetermined amount for the feasibility study and engineering work done up to that point. Should the customer agree that the project should move forward, there is no added cost for the initial feasibility study. Using data from the engineering study, the systems engineer can determine (1) the best retrofit solution for the over-lit areas and the under-lit areas and (2) which solution is most cost-effective.

     In October 1997 TechLite Applied Sciences commenced a sales effort in Brazil that resulted in its retrofitting, for demonstration purposes, the eighteenth floor of the central post office building in Brazilia and a portion of a large discount store for a French commercial concern, Carrefour Comercio E Industria LT ("Carrefour"). Following the demonstrations, TechLite Applied Sciences made proposals in July 1998 to each of the Brazil postal system and Carrefour to retrofit a single building for each and, in the case of Carrefour, 50 stores for Carrefour. Each of the Brazil postal system and Carrefour later advised TechLite Applied Sciences that no contract would be considered at that time, due to the unstable Brazilian currency and its devaluation. However the postal system and Carrefour recently advised TechLite Applied Sciences that at such time as the Brazilian currency exchange rate gets to 1.6 reals to the U.S. dollar, each will enter into a contract with TechLite Applied Sciences - the Brazil postal system for four of its largest post office buildings
(approximately a $6 million contract) and Carrefour for all 58 of its stores (approximately a $20 million contract). The exchange rate on June 16, 1999 was
1.766 Brazilian reals to the U.S. dollar.

Production Costs.
----------------

     The cost of materials - lamps, ballasts, reflectors and motion sensors - should account for approximately 59 percent of a project's costs. Installation and supervisory labor should account for an additional fifteen percent of a project's costs. Selling, general and administrative expenses are currently running at approximately twenty-eight percent of contract revenue. During the fiscal year that ended January 31, 1999, TechLite Applied Sciences had a pre-tax profit on sales of $4.6 million of approximately two percent. Its selling, general and administrative expenses are geared to sales of $25 million a year - a level it has yet to achieve. TechLite Applied Sciences estimates that selling, general and administrative expenses will decrease to approximately ten percent of contract revenue as the volume increases.

Competition.
-----------

     Numerous companies throughout the U.S. are engaged in the business of retrofitting light fixtures. Many of these are small businesses that operate only locally. Even so, they can have personal and political contacts that make them quite competitive with TechLite Applied Sciences. Few of these competitors offer custom-designed reflectors that add so much to a retrofit; they merely replace existing fluorescent lamps and ballasts with the new, improved models. TechLite Applied Sciences obtains its retrofit contracts in most instances when it can demonstrate what it offers in contrast to what a competitor offers. Competition in the future, however, could arise from strategic alliances between TechLite Applied Sciences' competitors and the emerging "energy supply companies" -"ESCOs". See " - Current Trends," above.

Government Approval of Principal Products.
-----------------------------------------

     No government approval is required in the U.S. for TechLite Applied Sciences's products. It buys from others the fluorescent lamps, ballasts, and reflectors it installs in its retrofitting business.

Government Regulations.
----------------------

     TechLite Applied Sciences, as an electrical contractor, is subject to regulation as such. State, county or city statutes and ordinances usually require that it have a qualified and licensed electrician present and supervising each retrofit job. Further, all installations of electrical fixtures are subject to compliance with electrical codes in force in virtually all jurisdictions in the U.S.

Properties.
----------

     TechLite Applied Sciences owns a 13,000 square-foot office building located at 6106 East 32nd Place, Tulsa, Oklahoma 74135.

Office Facilities.
-----------------

     TechLite Applied Sciences occupies approximately 5,500 square feet of its 13,000 square-foot office building in Tulsa, Oklahoma. It leases, on short-term leases, warehouse space and additional office space as follows:

          Use of
          Leased                                   Square       Monthly
         Premises                  City             Feet         Rent            Term
         --------          ---------------------   -------      -------     --------------
         Office            Tecumseh, OK               400       $  175      Month-to-Month
         Warehouse         Tulsa, OK                4,200       $1,275      06-09-2000
         Office            Dallas, TX                 300       $   80      12-31-1999
         Office &
           Warehouse       Brazilia, Brazil        10,400       $  400      12-31-1999
         Office &
           Warehouse       Rio de Janeiro, Brazil     250       $  100      12-31-1999

The above space is deemed adequate for TechLite Applied Sciences's foreseeable needs. As branches are opened in additional cities, facilities will be leased on short-term leases for the branch operations.


Dependence on Major Customers and Suppliers.
-------------------------------------------

     TechLite Applied Sciences has been dependent, and expects to continue to be dependent, upon single customers for ten percent or more of its consolidated revenues. However, such customers would not be expected to be repeat customers once the work for such customers is completed. It has had and anticipates significant backlogs, but additional staff is taken on to meet all contract needs.

     It depends upon American Illuminetics, Inc. of Carlsbad, California and X-Tra Light Manufacturing Co. of Houston, Texas for the lighting- enhancement reflectors TechLite Applied Sciences prefers to use in the retrofitting of light fixtures. TechLite Applied Sciences believes that all foreseeable demand for reflectors can be met. Other suppliers of reflectors are available, but their product is not always of as high a quality as that of the present suppliers, in the view of TechLite Applied Sciences. For lamps, TechLite Applied Sciences depends upon Phillips Lighting Co. of Somerset, New Jersey; Osram Sylvania, Inc. of Danvers, Massachusetts; and GE Lighting of Cleveland, Ohio. For ballasts, it depends upon Advance Transformer Co. of Rosemont, Illinois; Magnetek Lighting Products Group of Nashville, Tennessee; and Motorola Lighting, Inc. of Buffalo Grove, Illinois.

Seasonality.
-----------

     There is no seasonal aspect to TechLite Applied Sciences's business.

Research and Development.
------------------------

     TechLite Applied Sciences conducts no research and development.

Environmental Controls.
----------------------

     TechLite Applied Sciences is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Year 2000 Computer Problem.
--------------------------

     TechLite Applied Sciences has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. TechLite Applied Sciences presently uses off- the-shelf and easily replaceable software programs and has determined that all software is year 2000 compliant.

Number of Employees.
-------------------

     On April 30, 1999, TechLite Applied Sciences employed 48 persons full time, two persons part time, and had eight persons under contract as sales associates who receive commissions on new business they bring to the company.

Venue of Sales.
--------------

     None of TechLite Applied Sciences's sales are attributable to exports. It is making a concerted effort, however, to obtain business in Brazil. See " - Sales Methods," above. Should it obtain a significant contract to retrofit the lighting fixtures in one or more post office buildings in Brazil, TechLite Applied Sciences believes it will be able to obtain Export-Import Bank guarantees for up to 85 percent of the cost of materials exported to Brazil. TechLite Applied Sciences has not yet identified the source of any additional financing it might require to complete a significant contract with the Brazil postal system. Any contract it might obtain from Carrefour, the French- owned chain store company, would require Carrefour's periodic payments in amounts calculated to cover all of TechLite Applied Sciences' costs in advance of its payment of these costs.

Patents, Copyrights and Intellectual Property.
---------------------------------------------

     TechLite Applied Sciences has no patents, copyrights or intellectual property but does have common law copyright protection for an energy audit software program.

Legal Proceedings.
-----------------

     Neither TechLite Applied Sciences nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

Market for TechLite  Applied  Sciences's  Capital Stock and Related  Stockholder
--------------------------------------------------------------------------------
Matters.
-------

     There is no public  trading  market for your  TechLite  Applied  Sciences's common stock. There are 52 holders of record of TechLite Applied Sciences's issued and outstanding common stock. Should you not approve the merger, no public trading market is expected to develop for your stock. TechLite Applied Sciences has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of TechLite Applied Sciences to pay dividends on its common stock, but TechLite Applied Sciences advises us that it has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

     There are no shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, common stock of TechLite Applied Sciences.

     Should you approve the proposed merger, all 2,209,903 shares of common stock of our company that would be distributed to the stockholders of TechLite Applied Sciences could be sold, either without any restrictions or pursuant to Rule 144 and Rule 145 under the Securities Act. See "Information About the company - Rule 144 and Rule 145 Restrictions on Trading."

Financial Statements.
--------------------

     See "Financial Statements - TechLite Applied Sciences" for the audited financial statements of TechLite Applied Sciences containing balance sheets at January 31, 1998 and 1999, and statements of income, cash flows, and changes in stockholders' equity for the period ended January 31, 1998 and 1999, which have been prepared in accordance with generally accepted accounting principles in the United States, and for its unaudited interim financial statements containing balance sheets at April 30, 1998 and 1999, and statements of income and cash flows for the three months ended April 30, 1998 and 1999, which have been prepared in accordance with generally accepted accounting practices in the United States.

                        VOTING AND MANAGEMENT INFORMATION

     TechLite Applied Sciences' management will solicit your proxy with respect to the proposed merger described herein.

Date, Time and Place Information.
--------------------------------

     Our Company.
     -----------
     Our company's stockholders must also vote on the proposed merger. An approving vote is assured and shall be taken by written, unanimous consent within one day after the date of this Prospectus-Proxy Statement.

     TechLite Applied Sciences.
     -------------------------
     Stockholders of your Company will vote on the proposed merger at a special meeting of the stockholders of TechLite Applied Sciences to be held on 11:00 A.M., __________, ___________________, 1999, at TechLite Applied Sciences'
offices at 6106 East 32nd Place, Suite 101, Tulsa, Oklahoma 74135. TechLite Applied Sciences' officers, directors and their affiliates are entitled to vote 37.4% of the outstanding shares entitled to vote. Nevertheless, your management has agreed to vote their shares to approve or disapprove the merger in accordance with the majority vote of the other voting stockholders. Accordingly, we are unable to provide assurance that the merger will be approved.

     Voting Procedure.
     ----------------
     Voting by TechLite Applied Sciences' stockholders may be by written ballot at the meeting or by written proxy. stockholders of record as of the date of this Prospectus-Proxy Statement shall be entitled to vote. Provided a quorum is present in person or by proxy (as determined by the aggregate voting rights of the common stock, considered as a whole), abstentions by stockholders present in person at the meeting shall be counted as a vote for rejecting the merger. None of the shares are held of record by brokers.

Revocability of Proxy.
---------------------

     A person giving a proxy has the power to revoke it. A revocation of a proxy earlier given can be accomplished either (1) by written notification by the giver of the proxy of an intent to revoke it, or (2) by attendance at the special stockholders' meeting called to vote on the proposed merger and either oral or written instruction to the person counting ballots on the merger vote of an intention to revoke the earlier given proxy.

Dissenters' Rights of Appraisal.
-------------------------------

     Stockholders of TechLite Applied Sciences who do not vote for or consent in writing to the proposed merger, and who continuously hold their shares through the effective date of the merger (should it be effected), are entitled to exercise dissenters' rights of appraisal. Generally, any stockholder of TechLite Applied Sciences is entitled to dissent from consummation of the plan of merger and to obtain payment of the fair value of his shares should the merger be consummated. The notice of the special meeting of stockholders of TechLite Applied Sciences, at which the vote shall be taken whether to approve the proposed merger, must state that all stockholders are entitled to assert dissenters' rights. The notice must be accompanied by a copy of the relevant portions of Oklahoma corporation law describing dissenters' rights, the procedure for exercise of dissenters' rights, and the procedure for judicial appraisal of the value of the shares of common stock of TechLite Applied Sciences should a dissenter and TechLite Applied Sciences not agree on the value of such shares.

     All stockholders of TechLite Applied Sciences who desire to consider whether their dissenters' rights should be exercised should carefully read the relevant portions of Section 1155 of the Oklahoma General Corporation Act that will accompany the notice of the special meeting of stockholders. You should especially be alert to the requirement that if you wish to assert your dissenters' rights, you must deliver to the corporation, before the vote is taken, written notice of your intent to demand payment for your shares if the merger is approved. You must not vote your shares in favor of, or consent in writing to, the merger, although you will not lose your dissenter's rights by failing to vote. Other procedures are required and will be described in detail in the copy of Oklahoma corporation law that describe dissenters' rights. A mere vote against the merger does not satisfy the requirement of delivering written notice before the meeting of your intent to demand payment for your shares if the proposed merger is effectuated.

Persons Making the Solicitation.
-------------------------------

     Members of management of TechLite Applied Sciences will solicit proxies for that entity (see "Voting and Management Information - Date, Time and Place Information - TechLite Applied Sciences).

     They will solicit proxies by the mails, by telephone, or by personal solicitation. TechLite Applied Sciences will bear the cost of the solicitation.

     Management will vote signed but otherwise unmarked proxies to approve the merger. Management will vote its shares in accordance with the majority vote of non-management stockholders.

Voting Securities and Principal Holders Thereof.
-----------------------------------------------

     The merger must be approved by an affirmative vote of the holders of a majority of the outstanding shares of common stock of our company and of your company.

     There are presently outstanding 244,444 shares of common stock of our company, 195,556 of which are held of record by SuperCorp and 48,888 of which are held by persons affiliated or associated with two insiders or promoters of our company. A vote approving the proposed merger by our company is assured.

     There are presently outstanding 2,209,903 shares of common stock of TechLite Applied Sciences held of record by 52 stockholders. Each share is entitled to one vote on the proposed merger.

     The record date for determining the right to vote on the proposed merger is the date on the cover of this Prospectus-Proxy Statement for our company and for TechLite Applied Sciences.

Security Ownership of Certain Beneficial Owners and Management.
--------------------------------------------------------------

     The following table shows information as of June 15, 1999 with respect to each beneficial owner of more than 5% of each class of voting stock of our company and of TechLite Applied Sciences, and to each of the officers and directors of our company and of TechLite Applied Sciences individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the spinoff and to the proposed merger between our company and TechLite Applied Sciences (2,454,347 shares):



                                                                Common Stock Beneficially Owned
                                                                -------------------------------
                                                       Before                              After
                                                   Spinoff-Merger                     Spinoff-Merger
                                                   --------------                     --------------
                                               No. of             % of            No. of           % of
Our Company                                    shares             Class           shares           Class
-----------                                   ---------           -----          ---------         -----
SuperCorp Inc.
100 North Broadway, Suite 3300
Oklahoma City, OK 73102                       195,556              80                  0             0(1)

Thomas J. Kenan
212 Northwest 18th
Oklahoma City, OK 73103                       195,556(2)           80             97,985(3)          4.0

Ronald D. Wallace
One Buckhead Plaza, 19th Floor
3060 Peachtree Street, NW
Atlanta, GA 30305                             195,556(2)           80             12,985             0.5

John E. Adams
1205 Tedford
Oklahoma City, OK 73116                       195,556(2)           80             12,985             0.5

T.E. King
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274              195,556(2)           80             12,985             0.5

Albert L. Welsh
3832 Northwest 69th
Oklahoma City, OK 73116                       220,000(4)           90             47,429(5)          1.9

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                        24,444              10             47,737(6)          1.9

Officers and Directors as a Group (1 person
before merger, 0 persons after merger)        220,000              90                  0               0


-------------------------

(1)      After  allocating  one share of common  stock of our  company  for each
         34.81 shares of common stock of SuperCorp, SuperCorp will have 659 shares available for rounding up fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp. SuperCorp owns 195,556 shares of common stock of our company. This person shares with the other directors of SuperCorp the voting and investment power over SuperCorp's stock in the company.

(3) These shares would be owned by the Marilyn C. Kenan Trust. This trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 85,000 shares of common stock of TechLite Applied Sciences and would exchange these shares for 85,000 shares of common stock of our company in the merger. This trust would also receive 12,985 shares of common stock of our company in the spinoff. Mr. Kenan provides legal services to our company and to SuperCorp.

(4) 195,556 of these shares are attributed to this person through his position as a director of SuperCorp. See footnote (2) above. 24,444 of these shares are owned directly by him and were received for his services as a "promoter" of our company. See "Transactions With Insiders."

(5) 12,985 of these shares would be received in the spinoff, 24,444 shares are directly owned by him and were received for his services as a "promoter" of our company (see "Transactions with Insiders"), and 10,000 shares would be received in the merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences.

(6) 13,293 of these shares would be received in the spinoff. 24,444 shares are directly owned by him and were received for his services as a "promoter" of our company (see "Transactions with Insiders"). 10,000 shares would be received in the merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences. The 13,293 spinoff shares are attributed to Mr. Cole through the holdings of 462,706 shares of common stock of SuperCorp held by his spouse, Marjorie J. Cole - 452,006 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie J. Cole and George W. Cole -1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret A. Cole - 1,500 shares, Marjorie J. Cole and a son,
         George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. Mr. Cole disclaims any beneficial ownership in shares of capital stock of the company owned by his spouse.


                                                               Common Stock Beneficially Owned
                                                               -------------------------------
                                                TechLite Applied
                                                Sciences' Common                    Our Company Common
                                                  Before Merger                        After Merger
                                                  -------------                        ------------
                                            No. of              % of             No. of              % of
TechLite Applied Sciences                   shares              Class            shares              Class
-------------------------                  ---------            -----           ---------            -----
J. D. Arvidson                             528,400               23.9           528,400               21.5
9316 N. 147th E. Ave.
Owasso, OK 74136

C. O. Sage                                 222,292(1)            10.1           222,292(1)             9.1
7902 S. 70th E. Pl.
Tulsa, OK 74133

Gen. Gerald Hahn                             1,000                0               1,000                0
3744 S. Niagara Way
Denver, CO 80237-1248

Carol E. Sage                              222,292(1)            10.1           222,292(1)             9.1
7902 W. 70th E. Pl.
Tulsa, OK 74133

Mark D. Galvin                              74,097                3.4           74,097                 3.0
5412 Harvard
Bartlesville, OK 74006

Rex D. Frates                              148,056                6.7           148,056                6.0
2626 East 28th Street
Tulsa, OK 74114

Officers and Directors                     825,789               37.4           825,789               33.6
as a group (5 persons)


-------------------------

(1)      These shares are held in joint tenancy with right of survivorship by C.
         O. Sage and Carol E. Sage, husband and wife, who own 222,292 shares in the aggregate.

Directors, Executive Officers and Significant Employees.
-------------------------------------------------------

Set forth below are the names, and terms of office of each of the directors, executive officers and significant employees of both our company and your company and a description of the business experience of each.

         TechLite Applied Sciences:
         -------------------------

                                                                                      Office Held            Term of
                    Person                               Office                          Since               Office
                    ------                               ------                          -----               ------
J. D. Arvidson, 60                                Chief Executive Officer, President       1992                 1999
                                                  and Director


        36






C. O. Sage, 66                                    Executive Vice President, Chief          1992                 1999
                                                  Operating Officer, and Director

General Gerald Hahn, USAF (Ret.), 61              Chairman of the Board of                 1997                 1999
                                                  Directors

Carol E. Sage, 62                                 Secretary                                1994                 1999

Mark D. Galvin, 45                                Vice President                           1993                 1999

Lee Arehart, 64                                   Sales Director, Tulsa Office             1997                 1999



         Our Company.
         -----------
                                                                                      Office Held            Term of
                    Person                               Office                          Since               Office
                    ------                               ------                          -----               ------
Albert L. Welsh, 67                               President, Secretary and Director                1997                 9-98



     Directors of TechLite Applied Sciences.
     --------------------------------------

     J. D. "Jim" Arvidson.
     --------------------
     Mr. Arvidson has 33 years of experience in construction contracting and management. He was engaged for 23 years in the design and construction of grain silos, forage silos and mechanical conveyance systems. He was then involved in the construction of commercial buildings, which construction involved interior lighting design. Mr. Arvidson is the principal founder of TechLite Applied Sciences and has been its chief executive officer since its founding in 1992.

     C. O. Sage.
     ----------
     Mr. Sage has more than 25 years' experience in various agriculture-related businesses, one being the building and management of a 35,000-head cattle feeding business. He served for almost ten years as Assistant to the State Treasurer of Oklahoma in charge of the operations of the State Treasurer's office. Mr. Sage was one of the founders of TechLite Applied Sciences and has been employed by it in his present capacity since it was founded in 1992.

     General Gerald Hahn.
     -------------------
     General Hahn retired from the U.S. Air Force in 1994 after a 32-year career, during which he developed expertise in the area of logistics and financial management. From 1994 until the present, he has been employed as president of Hahn Consulting and acts as an independent consultant to the management of companies.

     Senior Executives of TechLite Applied Sciences.
     ----------------------------------------------

     Carol E. Sage.
     -------------
     Ms. Sage's early professional experience was as the office manager for W-W Feeders, a cattle feeding business. Then, she managed for ten years the audit department of the Office of the State Treasurer of Oklahoma. Prior to joining the company, she served as a legal secretary from 1988 until 1994 in the law firm of Paula Sage, attorney. In 1994 she joined TechLite Applied Sciences as its Secretary and as a bookkeeper. She is the spouse of C. O. Sage, a director, executive vice president, and chief operating officer.

     Mark G. Galvin.
     --------------
     Mr. Galvin received a Master of Business Administration degree from Oklahoma State University in 1994. Prior to joining TechLite Applied Sciences in May 1993 and while still a student, he designed and developed custom software. He is the co-developer of TechLite Applied Sciences' software which automated the presentation materials of TechLite Applied Sciences and its lighting survey functions. He served as the project manager for the Oral Roberts University and Edmond, Oklahoma public schools lighting projects, which were completed ahead of schedule and below budget.

     Lee Arehart.
     -----------
     Prior to joining TechLite Applied Sciences in 1993, Mr. Arehart was the owner of businesses involved in retail management, recreational facility management, and franchise operations.

     Our Company.
     -----------

     Albert L. Welsh.
     ---------------
     Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor company in Dearborn, Michigan. From 1967 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer. From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri- based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

Remuneration of Directors and Officers.
--------------------------------------

     Our Company.
     -----------

     Mr. Welsh, the sole officer and director of our company, has received and is receiving no compensation for his services for the company. No compensation is proposed to be paid to any officer or director of the company prior to the proposed merger with TechLite Applied Sciences.

     TechLite Applied Sciences.
     -------------------------

     The directors of TechLite Applied Sciences receive no compensation for their services as directors. The officers of TechLite Applied Sciences received from it an aggregate of $374,000 of compensation in the last fiscal year for their services in all capacities. Should the merger be effected, they shall become the officers of the post-merger company.

     Mr. Arvidson, the chief executive officer of TechLite Applied Sciences, receives a draw of $7,917 a month against commission income equal to 23 percent of the gross profits from retrofitting contracts sold by Mr. Arvidson.

     Employment Contracts.
     --------------------

     TechLite Applied Sciences has no employment contracts with any employees.

     Stock Options.
     -------------

     Our company has adopted a stock option plan which shall survive the merger, the major provisions of which Plan are as follows:

     Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options.

Certain Relationships and Related Transactions.
----------------------------------------------

     Our Company's Transactions with Insiders and Promoters.
     ------------------------------------------------------

     The following persons may be deemed to be "insiders" and "promoters" of our company: Albert L. Welsh and George W. Cole. Each of such persons or his spouse has purchased 24,444 shares of common stock of the company at $0.001 a share, which shares are in addition to what will be received on a pro rata basis with other SuperCorp stockholders through the spinoff, all as set forth above under "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of such persons or his spouse also received 10,000 shares of common stock of TechLite Applied Sciences in exchange for consulting services performed in 1997 for that company. See "Terms of the Transaction - Material Contacts Among the Companies."

     TechLite Applied Sciences's Transactions with Management.
     --------------------------------------------------------
     Since its inception in November 1992, TechLite Applied Sciences has had no material transactions with management.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to the company and a director of SuperCorp, is named in this Prospectus-Proxy Statement as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust that presently owns 85,000 shares of common stock of TechLite Applied Sciences. It also is the beneficial owner of 375,000 shares of common stock of SuperCorp. By reason of these ownerships, the trust shall become the beneficial owner of 95,773 shares of the company by way of the merger and SuperCorp's distribution of the 195,556 spinoff shares to its stockholders. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                 INDEMNIFICATION

     Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     With   respect  to  any   criminal   action  or   proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

     In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

     To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, an Oklahoma corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

     As a result of such corporation law, TechLite Applied Sciences or, should the proposed merger become effective, the company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed merger or, should the merger be effected, matters that occurred prior to the merger with respect to TechLite Applied Sciences.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of the company and of TechLite Applied Sciences appear as follows:

TechLite, Inc.
         Independent Auditors' Report.....................................  F-1
         Balance Sheet April 30, 1999.....................................  F-2
         Notes to Balance Sheet April 30, 1999............................  F-3

TechLite Applied Sciences, Inc.
         Report of Independent Auditors...................................  F-5
         Balance Sheets as of April 30, 1999 (unaudited) and
                  January 31, 1999 and 1998...............................  F-6
         Statements of Income for the three months ended
                  April 30, 1999 and 1998 (unaudited) and the
                  years ended January 31, 1999 and January 31, 1998.......  F-7
         Statements of Cash Flows for the three months ended
                  April 30, 1999 and 1998 (unaudited) and
                  the years ended January 31, 1999 and
                  January 31, 1998........................................  F-8
         Statements of Changes in stockholders' Equity
                  for the period ended January 31, 1996 to
                  January 31, 1999........................................  F-9
         Notes to Financial Statements.................................... F-10

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
  TechLite, Inc.



     We have audited the balance sheet of TechLite, Inc., a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of April 30, 1999. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TechLite, Inc. as of April 30, 1999, in conformity with generally accepted accounting principles.


                              /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
June 23, 1999

                                 TECHLITE, INC.
                                 --------------
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  -------------

                                 APRIL 30, 1999
                                 --------------







ASSETS

    Cash - on deposit in trust account                         $ 245
                                                               =====



STOCKHOLDER'S EQUITY

    Preferred stock - Authorized 10,000,000 shares,
        $0.001 par value - none issued

    Common stock - 40,000,000 shares authorized,
        $0.001 par value, 244,444 shares issued                  245
                                                               -----

                                                               $ 245
                                                               =====















                   The accompanying notes are an integral part
                             of this balance sheet.

                                 TECHLITE, INC.
                                 --------------
                          (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                             ----------------------
                                 APRIL 30, 1999
                                 --------------

(1)  ORGANIZATION

     TechLite, Inc. (the Company) was organized in accordance with the General Corporation Act of the State of Oklahoma on June 3, 1997, for the purpose of merging with TechLite Applied Sciences, Inc. (TechLite Applied Sciences), an Oklahoma corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with TechLite Applied Sciences. Should the merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a stockholder, vice president and director of SuperCorp Inc., the Company's parent.

     Stock of the company is owned 80 percent by SuperCorp Inc. and 20 percent by two insiders. The 80 percent of the stock owned by SuperCorp Inc. will be distributed to its stockholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s stockholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated April 17, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City.

(2)  MERGER AGREEMENT

     The Company agreed on October 16, 1998, to merge with TechLite Applied Sciences. TechLite Applied Sciences is an operating company in the business of retrofitting lighting fixtures to obtain reductions in electricity consumption. The Company will be the surviving corporation (Survivor), but TechLite Applied Sciences will elect all directors and officers of the Survivor. All currently outstanding stock of TechLite Applied Sciences in the hands of its stockholders will be cancelled and converted into 2,209,903 shares of Common Stock of the Company when the merger is effective. The merger of TechLite Applied Sciences and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The merger is contingent upon the effectiveness of the registration statements, and upon the stockholders of the Company and TechLite Applied Sciences approving the proposed merger. Because the Company is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if TechLite Applied Sciences recapitalized. Additionally, the historical financial statements for the Company prior to the merger will be those of TechLite Applied Sciences. Upon completion of the proposed merger, TechLite Applied Sciences will own

2,209,903 shares of Common Stock of the Company or 90% of its voting shares. The fiscal year of the Company will be December 31.

                                Causon & Westhoff
                             15 West 6th, Suite 2310
                                 Tulsa, OK 74119

                             Telephone 918-382-7000
                                Fax 918-382-7005




                         Independent Accountants' Report


Board of Directors
TechLite Applied Sciences, Inc.
Tulsa, Oklahoma


We have audited the accompanying balance sheets of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1999 and 1998, and the related statements of income, statements of changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                     /s/ Causon & Westhoff
                                                     -----------------------
                                                     CAUSON & WESTHOFF

Tulsa, Oklahoma
April 27, 1999

                         TECHLITE APPLIED SCIENCES, INC.
                                 BALANCE SHEETS


                                                         At April 30                 At January 31
                                                         -------------       -------------------------------
                                                             1999                1999             1998
                                                         -------------       -------------    --------------
                                                         (Unaudited)
ASSETS

      Cash                                                     54,508              19,162                 -
      Accounts receivable                                     890,704             821,229           416,809
      Inventory                                                37,931              41,185            46,378
      Costs and estimated earnings in excess
           of billings on uncompleted contracts                     -                   -                 -
      Property & equipment, net                               691,337             681,480           184,477
      Other assets, net                                        16,221             212,229            10,943
                                                         -------------       -------------    --------------

          Total Assets                                      1,690,701           1,775,285           658,607
                                                         =============       =============    ==============


LIABILITIES

      Bank overdraft                                                -                   -            10,191
      Accounts payable                                        541,364             380,543           312,048
      Accrued wages                                            12,308              29,132            31,445
      Taxes payable                                           143,361              97,110           212,521
      Billings in excess of costs and estimated
           earnings on uncompleted contracts                   47,532              96,337           330,074
      Notes payable                                         1,413,024           1,341,011           159,595
      Other liabilities                                        83,867              58,665            33,055
                                                         -------------       -------------    --------------

          Total Liabilities                                 2,241,456           2,002,798         1,088,929
                                                         -------------       -------------    --------------


EQUITY

      Common stock                                            220,990             220,990           220,400
      Paid-in-capital                                         898,563             898,563           785,296
      Retained earnings(deficit)                           (1,670,308)         (1,347,066)       (1,436,018)
                                                         -------------       -------------    --------------

          Total Equity                                       (550,755)           (227,513)         (430,322)
                                                         -------------       -------------    --------------

          Total Liabilities & Equity                        1,690,701           1,775,285           658,607
                                                         =============       =============    ==============

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                              STATEMENTS OF INCOME

                                                             Three Months Ended
                                                                 April 30                         Years Ended January 31
                                                       -------------------------------       -------------------------------
                                                           1999              1998                1999             1998
                                                       --------------    -------------       -------------    --------------
                                                                 (Unaudited)
      Contract revenue earned                              1,242,217        1,300,421           4,646,858         1,714,514
      Cost of revenue earned                                 898,008          984,362           3,288,204         1,516,927
                                                       --------------    -------------       -------------    --------------

      Gross profit                                           344,209          316,059           1,358,654           197,587

      General & administrative expenses                      481,964          194,367           1,278,469           930,763
                                                       --------------    -------------       -------------    --------------

      Income(Loss) from operations                          (137,755)         121,692              80,185          (733,176)

      Other income                                             8,909                -               8,767             2,962
                                                       --------------    -------------       -------------    --------------

      Income(Loss) before taxes                             (128,846)         121,692              88,952          (730,214)

      Provision for income taxes                                   0                0                   0                 0
                                                       --------------    -------------       -------------    --------------

      Income(Loss) before cumulative effect of a
          change in accounting principle                    (128,846)         121,692              88,952          (730,214)
                                                       --------------    -------------       -------------    --------------

      Cumulative effect on prior years of
          accounting change                                 (194,396)               -                   -                 -
                                                       --------------    -------------       -------------    --------------


      Net Income(Loss)                                      (323,242)         121,692              88,952          (730,214)
                                                       ==============    =============       =============    ==============

      Net Income(Loss) per common share                        (0.15)            0.06                0.04             (0.33)
                                                       ==============    =============       =============    ==============


      Pro forma amounts assuming new business
         development costs are expensed retroactively

      Net Income(Loss)                                      (128,846)          92,752            (105,444)         (730,214)

      Net Income(Loss) per share                               (0.06)            0.04               (0.05)            (0.33)

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                            STATEMENTS OF CASH FLOWS

                                                             Three Months Ended
                                                                 April 30                        Years Ended January 31
                                                       -------------------------------       -------------------------------
                                                           1999              1998                1999             1998
                                                       --------------    -------------       -------------    --------------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             (323,242)         121,692              88,952          (730,214)
     Adjustments to reconcile net income to net
          cash provided by operating activities:
     Depreciation                                             27,741            9,888              68,269            44,678
     Decrease (increase) in contract receivables             (69,475)         232,297            (404,420)         (294,171)
     Decrease (increase) in inventory                          3,254              505               5,193           (24,073)
     Decrease (increase) in other assets                     192,376          (29,086)           (204,918)           17,202
     Net increase (decrease) in billings related to
        costs and estimated earnings on
        uncompleted contracts                                (48,805)        (179,165)           (233,737)           14,293
     Increase (decrease) in accounts payable                 160,821           80,129              58,304            32,579
     Increase (decrease) in other accrued liabilities         54,629         (197,676)            (92,114)          153,346
                                                       --------------    -------------       -------------    --------------
          Net cash provided by operating activities           (2,701)          38,584            (714,471)         (786,360)
                                                       --------------    -------------       -------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of equipment                                (33,966)          (5,948)           (561,640)         (133,870)
                                                       --------------    -------------       -------------    --------------
          Net cash used in investing activities              (33,966)          (5,948)           (561,640)         (133,870)
                                                       --------------    -------------       -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principle payments on notes payable                    (683,463)         (10,862)           (394,815)          (47,236)
     New borrowings                                          755,476                0           1,576,231           128,427
     Sale of stock                                                 0                0             113,857           688,767
                                                       --------------    -------------       -------------    --------------
          Net cash used in financing activities               72,013          (10,862)          1,295,273           769,958
                                                       --------------    -------------       -------------    --------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                          35,346           21,774              19,162          (150,272)

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD                                           19,162                0                   0           150,272
                                                       --------------    -------------       -------------    --------------

CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                                 54,508           21,774              19,162                 0
                                                       ==============    =============       =============    ==============

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                 Additional
                                                 Common            Paid-in          Retained
                                                  Stock            Capital          Earnings            Total
                                           --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1997                     480                 -          (705,804)         (705,324)

       NET INCOME(LOSS)                                -                 -          (730,214)         (730,214)

       SALE OF STOCK                              93,822           594,945                 -           688,767

       DEBT/EQUITY CONVERSION                    126,098           190,351                 -           316,449
                                           --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1998                 220,400           785,296        (1,436,018)         (430,322)

       NET INCOME(LOSS)                                -                 -            88,952            88,952

       SALE OF STOCK                                 590           113,267                 -           113,857
                                           --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1999                 220,990           898,563        (1,347,066)         (227,513)

       (Unaudited)

       NET INCOME(LOSS)                                -                 -          (323,242)         (323,242)

       SALE OF STOCK                                   -                 -                 -                 -
                                           --------------------------------------------------------------------

       BALANCE, APRIL 30, 1999                   220,990           898,563        (1,670,308)         (550,755)
                                           ====================================================================

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES

Nature of Operations
--------------------

     The Company is organized as an Oklahoma corporation located in Tulsa, Oklahoma. The Company is an energy efficient lighting specialist primarily engaged in performing retrofits of lighting systems in commercial, educational and health care facilities. The work is performed primarily under fixed-price contracts. The length of the contracts vary, typically between 1 and 18 months.

Revenue Recognition
-------------------

     Revenues from fixed-price construction contracts are recognized on the percentage- of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because the Company considers expended costs to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Cost Recognition
----------------

     Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

Use of Estimates
----------------

     The  preparation  of financial  statements  in  conformity  with  generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES (Continued)

Depreciation
------------

     Furniture and equipment are depreciated using the straight-line method over the estimated useful life of each asset, which is generally from five to seven years.

Income Taxes
------------

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized, as explained in Note 6. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


NOTE 2:     CONTRACT RECEIVABLES

Contract receivables consist of:

                                              1999                  1998
                                              ----                  ----
Billed
     Completed contracts                   $   135,516          $   106,596
     Contracts in progress                     685,713              310,213
                                          ------------          -----------

                                           $   821,229          $   416,809
                                           ===========          ===========


Subsequent to January 31, 1999, approximately $800,000 was collected on the outstanding receivable balance.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998


NOTE 3:     COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows:

                                                        1999                  1998
                                                        ----                  ----

Costs incurred on uncompleted contracts              $   3,066,461        $     163,551
Estimated earnings                                       1,237,926               40,888
                                                     -------------        -------------
                                                         4,304,387              204,439
Billings to date                                         4,400,724              534,513
                                                     -------------        -------------

                                                     $    (96,337)        $   (330,074)
                                                     =============        =============


Included in the accompanying balance sheet under
the following captions:
    Billings in excess of costs and estimated
        earnings on uncompleted contracts            $      96,337        $     330,074
                                                     =============        =============



NOTE 4:     PROPERTY AND EQUIPMENT

     Property and equipment consist of buildings, vehicles, equipment, furniture and leasehold improvements. The vehicles and equipment are depreciated over five years, furniture is depreciated over seven years, leasehold improvements are depreciated over ten years and buildings are depreciated over 25 years. Accumulated depreciation is summarized as follows:

                                                           1999                  1998
                                                           ----                  ----

Buildings                                            $       6,667        $
Vehicles                                                    64,199               36,030
Equipment                                                   61,756               39,392
Furniture                                                    9,641                6,759
Leasehold improvements                                       6,402                1,847
                                                     -------------        -------------

                                                     $     148,665        $      84,028
                                                     =============        =============

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 5:     NOTES PAYABLE

                                                            1999                  1998
                                                            ----                  ----

Unsecured notes payable, due on demand, at 10%       $      76,262         $    100,563
Notes payable to banks, collateralized by
equipment, due in monthly installments plus
interest through March 2000, at 10% to 12%                 121,682               49,607
Unsecured line of credit, at 13.75%                         49,500
Line of credit, secured by factored accounts
     receivable, at 12%                                    673,463
Notes payable, building and land due in monthly
     installments plus interest through 2014, at 9%        397,713
                                                     -------------         ------------


                                                     $   1,318,620         $    150,170
                                                     =============         ============


Aggregate annual maturities of long-term debt at January 31, 1999, are:

      2000                              $     933,776
      2001                                     14,945
      2002                                     15,923
      2003                                     17,439
      2004                                     19,099
      Thereafter                              317,438
                                       --------------
                                         $  1,318,620




NOTE 6:     INCOME TAXES AND DEFERRED INCOME TAXES

     Based on the Company's significant net operating losses it appears it is more likely than not that the deferred tax asset created by the net operating losses may not be realized. Therefore, a 100% allowance has been applied to the net deferred tax asset.

     There is no provision for income taxes included in these financial statements. The net operating losses will be carried forward.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 6:     INCOME TAXES AND DEFERRED INCOME TAXES (Continued)

    A reconciliation of the income tax expense (refund) at the statutory rate to income tax expense at the Company's effective tax rate is shown below:

                                                               1999                  1998
                                                               ----                  ----


Computed at the statutory rate of 34%                      $      30,244          $ (248,272)
Increase (decrease) in tax resulting from:
     Net operating loss carryforward                            (30,244)              248,272
                                                           -------------

                                                           $           0          $         0
                                                           =============          ===========



NOTE 7:     OTHER ASSETS

     At January 31, 1999 and 1998, the Company recorded $212,229 and $10,943, respectfully, as other assets. Other assets consist of new business development costs, other miscellaneous amortizable capital expenditures and other miscellaneous assets.

     Other miscellaneous amortizable capital expenditures include costs associated with internally developed assets which are amortized over 4 years. The recorded net asset value was $7,240 and $10,943 and January 31, 1999 and 1998, respectfully.

     The new business development costs of $194,396 were incurred during the fiscal year ended January 31, 1999 in association with the developing the Company's presence in Brazil. These costs would have been amortized over 5 years following the completion of the development. However, SOP 98-5, Reporting on the Costs of Start-Up Activities, requires development costs to be expensed as incurred. The effective date of SOP 98-5 will require that $194,396 be expensed during the first quarter of the fiscal year ending January 31, 2000. The initial application of SOP 98-5 will be reported as a cumulative effect of a change in accounting principle for the fiscal year ended January 31, 2000.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998

NOTE 8:     DEBT TO EQUITY CONVERSION

     During 1993, the Company borrowed funds in conjunction with a private stock offering. The simultaneous stock purchases and borrowings were evidenced by a document entitled Stock Sale and Stockholder's Agreement, which gave preemptive shareholder rights to each person who subscribed for stock and loaned money to the Company. The Board of Directors of the Company recognized that the preemptive shareholder rights inhibited any significant expansion of the Company and prevented it from raising funds from the public through the stock market. All stockholders recorded at January 31, 1997 were requested to exchange (1) their promissory notes of the Company and (2) their preemptive shareholder rights for additional shares of common stock in the Company. $316,449 of outstanding debt and accrued interest was converted to equity as a result of this transaction.


NOTE 9:     BACKLOG

     The following schedule summarizes changes in backlog on contracts during the years ended January 31, 1999 and 1998. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun.

                                                    1999               1998
                                                    ----               ----

Backlog, beginning of year                      $     594,980      $    823,540
New contracts during the year                       3,173,074         1,485,954
Contract adjustments                                3,100,581                 0
                                                -------------      ------------
                                                    6,868,635         2,309,494
Less contract revenues earned during the year       4,646,858         1,714,514
                                                -------------      ------------

Backlog, end of year                            $   2,221,777      $    594,980
                                                =============      ============


The Company entered into additional contracts with estimated revenues of approximately $201,000 between February 1, 1999 and April 27, 1999.

                                   APPENDIX A

                               AGREEMENT OF MERGER

     This Agreement of Merger ("the Agreement") is made and entered into as of October 16, 1998, by and among TechLite, Inc., an Oklahoma corporation ("the Company"); TechLite Applied Sciences, Inc., an Oklahoma corporation ("TechLite Applied Sciences"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

     WHEREAS, the Directors of the Company and the Directors of TechLite Applied Sciences have each agreed to submit to their respective stockholders, for such stockholders' approval or rejection, the merger of TechLite Applied Sciences into the Company ("the Merger") in accordance with the provisions of the Oklahoma General Corporation Act, other applicable law and the provisions of this Agreement; and

     WHEREAS, SuperCorp is the controlling stockholder of the Company;

     NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, TechLite Applied Sciences, and SuperCorp agree as follows:

     1.   Merger; Effective Date.
          ----------------------
     Pursuant to the terms and provisions of this Agreement and of the Oklahoma General Corporation Act, and subject to the prior approval by the stockholders of each of the Company and TechLite Applied Sciences, TechLite Applied Sciences shall be merged with and into the Company, as confirmed by the filing by the Company of a certified copy of this Agreement, a certificate of merger, or articles of merger with the Secretary of State of the State of Oklahoma ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and TechLite Applied Sciences shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of TechLite Applied Sciences, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

     2.   Articles of Incorporation and Bylaws.
          ------------------------------------
     The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

     3.   Directors.
          ---------
     The directors of TechLite Applied Sciences on the Effective Date shall become the directors of the Surviving Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

     4.   Officers.
          --------
     The officers of TechLite Applied Sciences on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

     5.   Manner of Conversion.
          --------------------
     The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

             5.1. The shares of capital stock of TechLite Applied Sciences which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 2,209,903 shares of common stock ("the Merger Shares") of the Company.

             5.2. There shall be 195,556 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its stockholders ("the Spinoff").

             5.3 There shall be 48,888 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Albert L. Welsh and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

             5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or TechLite Applied Sciences outstanding on the Effective Date.

     6.   Representations and Warranties.
          ------------------------------
     SuperCorp and the Company jointly represent and warrant to, and agree with, TechLite Applied Sciences that:

             6.1 The Company has been duly organized and is validly existing under the Oklahoma General Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

             6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                Number of         Par value
          Class             Series               Shares           of Shares
          -----             ------              ---------         ---------
          Common            None                40,000,000         $0.001
          Preferred         To be designated    10,000,000         $0.001
                            by the directors

             6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows: 244,444 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of common stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

             6.4 The   Company   has  no  liabilities  or  obligations,  whether
absolute, contingent or otherwise.

             6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

             6.6 As of the  Effective  Date,  the Merger and the  Agreement will
have  been  duly   authorized  and  approved  by  the  Company's  directors  and stockholders.

             6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

     7.   Conditions of TechLite Applied Sciences's Obligations.
          -----------------------------------------------------
     The obligations of TechLite Applied Sciences to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

             7.1 The Merger Shares and the Spinoff Shares of common stock of the Company to be distributed pursuant to the provisions of paragraph 5.1 and 5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

             7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

             7.3 The directors and the stockholders of TechLite Applied Sciences are free to approve or disapprove the Merger in their full discretion.

     8.   Tax Treatment.
          -------------
     The  merger  of  the  Company  and  TechLite   Applied  Sciences  shall  be
accomplished as a tax-free reorganization.

     9.   Certificate of Merger.
          ---------------------
     Upon the approval of the Merger by the stockholders of the Company and of TechLite Applied Sciences, the officers of the Company shall file with the Secretary of State, State of Oklahoma either a certified copy of this Agreement, a Certificate of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Oklahoma, the Agreement may be terminated by the board of directors of TechLite Applied Sciences notwithstanding approval of this Agreement by the stockholders of TechLite Applied Sciences or of the Company.

                                      TechLite, Inc., an Oklahoma
                                      corporation


                                      By:/s/ Albert L. Welsh
                                         ---------------------------------------
                                         Albert L. Welsh, President

                                      TechLite Applied Sciences, Inc., an
                                      Oklahoma corporation


                                      By:/s/ J. D. Arvidson
                                         ---------------------------------------
                                         J. D. Arvidson, Chief Executive Officer

                                      SuperCorp Inc.


                                      By:/s/ Albert L. Welsh
                                         ---------------------------------------
                                         Albert L. Welsh, President

UNTIL _____________________, 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                     PART II

Other Expenses of Issuance and Distribution.
-------------------------------------------

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses set forth below as well as additional expenses of $58,250 incurred in connection with the merger described herein are being paid by TechLite Applied Sciences, Inc., the company with which the Registrant proposes to merge.

              Item                                  Amount
              ----                                  ------
     Registration fees                             $     50
     Filing expenses (EDGAR)                          4,000
     Printing and engraving                           1,000
     Postage                                            500
     Legal                                           20,000
     Finder's fee                                    18,500
     Accounting and auditors                          2,000
                                                   --------
             Total Expenses                        $ 46,050

Indemnification of Directors and Officers.
-----------------------------------------

     There is set forth in the Prospectus-Proxy Statement under "Terms of the Transaction - Indemnification for Securities Act Liabilities" a description of the laws of the State of Oklahoma with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Oklahoma.

     Both the company and TechLite Applied Sciences, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Oklahoma, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the company or TechLite Applied Sciences, Inc., as the case may be.

     To the extent of the indemnification rights provided by the State of Oklahoma statutes and provided by the company's and TechLite Applied Sciences, Inc.'s articles of incorporation and bylaws, and to the extent of TechLite
Applied   Sciences,   Inc.'s   and  the   company's   abilities   to  meet  such
indemnification obligations, the officers, directors and agents of TechLite Applied Sciences, Inc. or the company would be beneficially affected.

Exhibits and Financial Statement Schedules.
------------------------------------------

     Separately bound but filed as part of this Registration Statement are the following exhibits:

          Exhibit                                    Item
          -------                                    ----

           2            -        Agreement of merger of October 16, 1998,
                                 between TechLite, Inc. and TechLite Applied
                                 Sciences, Inc.*

           3.1          -        Articles of Incorporation of TechLite, Inc.*

           3.2          -        Bylaws of TechLite, Inc.*

           3.3          -        Amended Articles of Incorporation of TechLite
                                 Applied Sciences, Inc.*

           3.4          -        Bylaws of TechLite Applied Sciences, Inc.*

           5            -        Opinion of Thomas J. Kenan, Esq., as to the
                                 legality of the securities covered by the Registration Statement.*

           8            -        Opinion of Thomas J. Kenan, Esq., as to tax
                                 matters and tax consequences.*

          10            -        Escrow Agreement among TechLite, Inc.;
                                 SuperCorp Inc.; and Bank One Trust Company, NA,
                                 Oklahoma City.*

          10.1          -        1998 stock Option Plan adopted by TechLite,
                                 Inc.*

          10.2          -        Representative agreement among certain
                                 stockholders of SuperCorp relating to
                                 compliance with SEC Rule 419.*

          23            -        Consent of Thomas J. Kenan, Esq. to the
                                 reference to him as an attorney who has passed upon certain information contained in the Registration Statement.*

          23.1          -        Consent of Causon & Westhoff, independent
                                 auditors of TechLite Applied Sciences, Inc.
                                 (Superseded by Exhibit 23.7.)

          23.2          -        Consent of Hogan & Slovacek, independent
                                 auditors of TechLite, Inc. (Superseded by Exhibit 23.8.)

          23.3          -        Consent of J. D. Arvidson to serve as a
                                 director of TechLite, Inc. should the proposed merger with TechLite Applied Sciences, Inc.
                                 become effective.*

          23.4          -        Consent of John F. Bodkin to serve as a
                                 director of TechLite, Inc. should the proposed merger with TechLite Applied Sciences, Inc.
                                 become effective.**

          23.5          -        Consent of C. O. Sage to serve as a director of
                                 TechLite, Inc. should the proposed merger with TechLite Applied Sciences, Inc. become effective.*

          23.6          -        Consent of General Gerald Hahn to serve as a
                                 director of TechLite, Inc. should the proposed merger with TechLite Applied Sciences, Inc.
                                 become effective.*

          23.7          -        Consent of Causon & Westhoff, independent
                                 auditors of TechLite Applied Sciences, Inc.
                                 (Superseded by Exhibit 23.9.)

          23.8          -        Consent of Hogan & Slovacek, independent
                                 auditors of TechLite, Inc. (Superseded by Exhibit 23.10)

          23.9          -        Consent of Causon & Westhoff, independent
                                 auditors of TechLite Applied Sciences, Inc.

          23.10         -        Consent of Hogan & Slovacek, independent
                                 auditors of TechLite, Inc.

          27            -        Financial Data Schedule.*

          *       Previously filed with Form S-4; incorporated herein.
          ** Previously filed with Amendment No. 1 to Form S-4; incorporated herein.

                                  UNDERTAKINGS

     TechLite, Inc. will:

                  1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (a) include any prospectus required by Section 10 (a) (3) of the Securities Act;

                           (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (c) include any additional or changed material information on the plan of distribution.

                  2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of TechLite, Inc. pursuant to the foregoing provisions, or otherwise, TechLite, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TechLite, Inc. of expenses incurred or paid by a director, officer or controlling person of TechLite, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TechLite, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     TechLite, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  June 24, 1999                             TechLite, Inc.


                                                 By/s/Albert L. Welsh
                                                   --------------------------
                                                   Albert L. Welsh, president


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  June 24, 1999                            /s/ Albert L. Welsh
                                                --------------------------------
                                                Albert L. Welsh, president, sole
                                                director, principal financial
                                                officer, and authorized
                                                representative of the Registrant